Filed with the Securities and Exchange Commission on January 28, 1997.
                                   Securities Act Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933,
                                   AS AMENDED


                             PROTOSOURCE CORPORATION
                       -----------------------------------
                      (Exact Name of Small Business Issuer
                          As Specified In Its Charter)

        California                      7373                  77-0190772
----------------------------   -----------------------       ---------------
(State or other jurisdiction     (Primary Standard            (IRS Employer
    of incorporation or              Industrial               Identification
       organization)           Classification Code No.)           Number)

                          2300 Tulare Street, Suite 210
                                Fresno, CA 93721
                                 (209) 486-8638
             ----------------------------------------------------------
             Address, including zip code, and telephone number, in-cluding area code, of Registrant's principal executive offices)

                   Raymond J. Meyers, Chief Executive Officer
                             ProtoSource Corporation
                          2300 Tulare Street, Suite 210
                                Fresno, CA 93721
                                 (209) 486-8638
                 ------------------------------------------------
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                        Copies of all communications to:

                               Gary A. Agron, Esq.
                           5445 DTC Parkway, Suite 520
                               Englewood, CO 80111
                                 (303) 770-7254
                              (303) 770-7257 (Fax)

     Approximate date of commencement of the Offering: As soon as practicable after the effective date of the Offering.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [ X ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box: [ ]

                                          CALCULATION OF REGISTRATION FEE

=====================================================================================================================
     Title of Each Class               Amount to                Proposed                                  Amount of
        of Securities                     Be                 Maximum Price          Offering            Registration
       to be Registered               Registered              Per Security           Price                  Fee
=====================================================================================================================

Common Stock, no                 6,400,000
par value                        Shares                         $.31(1)            $1,984,000              $  602

Common Stock                     4,400,000                      $.06(2)            $  264,000              $   80
Purchase Warrants                Warrants

Common Stock, no
par value, underlying
Common Stock                     4,400,000
Purchase Warrants                Shares                           $.25             $1,100,000              $  334

Totals.................................................................            $3,348,000              $1,016
=====================================================================================================================

(1) Represents the closing price per share of the Registrant's Common Stock on the Electronic Bulletin Board of the NASD ("Bulletin Board") on January 24, 1997.

(2) Represents the highest estimated value of the common stock purchase warrants based upon the closing price of the Registrant's Common Stock on the Bulletin Board.

     The Registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

             (EXHIBIT INDEX LOCATED ON PAGE ------- OF THIS FILING)



                                              PROTOSOURCE CORPORATION

                                               Cross Reference Sheet


   Item                   Caption                                 Location or Caption in Prospectus
   ----                   -------                                 ---------------------------------

    1.       Forepart of Registration Statement                Outside Front Cover Page
             and Outside Front Cover Page of
             Prospectus

    2.       Inside Front and Outside Back                     Inside Front and Outside Back Cover Pages
             Cover Page of Prospectus

    3.       Summary Information and Risk                      Prospectus Summary; Risk Factors
             Factors

    4.       Use of Proceeds                                   Use of Proceeds

    5.       Determination of Offering Price                   Cover Page; Risk Factors

    6.       Dilution                                          Not Applicable

    7.       Selling Security Holders                          Selling Stockholders

    8.       Plan of Distribution                              Selling Stockholders; Plan of Distribution

    9.       Legal Proceedings                                 Not Applicable

   10.       Directors, Executive Officers,                    Management; Principal Stockholders
             Promoters and Control Persons

   11.       Security Ownership of Certain                     Principal Stockholders
             Beneficial Owners and Management

   12.       Description of Securities                         Description of Securities

   13.       Interest of Named Experts and                     Not Applicable
             Counsel

   14.       Disclosure of Commission Position                 Item 25 -- Undertakings
             on Indemnification for Securities

   15.       Organization Within Last Five                     Prospectus Summary; Certain Transactions
             Years

   16.       Description of Business                           Risk Factors; Business

   17.       Management's Discussion and                       Management's Discussion and Analysis of
             Analysis or Plan of Operations                    Financial Condition and Results of
                                                               Operations


                                                             (ii)






   18.       Description of Property                           Business--Properties

   19.       Certain Relationships and Related                 Certain Transactions
             Transactions

   20.       Market for Common Equity and                      Price Range of Common Stock;
             Related Stockholder Matters                       Description of Securities

   21.       Executive Compensation                            Management--Executive Compensation

   22.       Financial Statements                              Financial Statements

   23.       Changes in and Disagreements with                 Not Applicable
             Accountants on Accounting and
             Financial Disclosure






                                                       (iii)

Subject to Completion                                     Dated January 28, 1997




                             PROTOSOURCE CORPORATION

                        6,400,000 Shares of Common Stock
                    4,400,000 Common Stock Purchase Warrants
                        4,400,000 Shares of Common Stock
                    Underlying Common Stock Purchase Warrants


     ProtoSource Corporation (the "Company") is registering hereby (i) 6,400,000 shares of its no par value Common Stock ("Common Stock"), (ii) 4,400,000 Common Stock Purchase Warrants ("Warrants"), each Warrant exercisable to purchase one share of Common Stock at $.25 per share at any time until October 2001, and
(iii) 4,400,000 shares of Common Stock underlying the Warrants (collectively the "Registered Securities"), all of which are being registered on behalf of certain stockholders of the Company (the "Selling Stockholders"), some of whom are officers, directors and principal stockholders of the Company. The Registered Securities will be offered and sold (the "Offering") from time to time by the Selling Stockholders in public or private open market transactions at prevailing market prices less customary selling commissions. The Selling Stockholders may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "1933 Act"). See "Selling Stockholders." None of the proceeds from the sale of the Registered Securities will be received by the Company, although the Company may receive cash proceeds from the exercise of the Warrants. The Company will bear the expenses of the Offering, expected not to exceed $125,000.

     The Company's Common Stock trades on the Electronic Bulletin Board ("Bulletin Board") of the National Association of Securities Dealers, Inc. ("NASD") under the symbol "PSCO." On January 24, 1997, the closing price of the Common Stock was $.31 per share. See "Price Range of Common Stock."

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
            BY THE SECURITIES AND EXCHANGE COMMISSION ("COMMISSION")
                     NOR HAS THE COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK
            AND SHOULD BE CONSIDERED ONLY BY PERSONS ABLE TO SUSTAIN
              A TOTAL LOSS OF THEIR INVESTMENT. SEE "RISK FACTORS."


                 The date of this Prospectus is __________1997.

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a Registration Statement on Form SB-2 (the "Registration Statement") under the 1933 Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to such Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement for a full statement of the provisions thereof; each such statement contained herein is qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at public reference facilities of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; 7 World Trade Center, New York, New York 10048; and 5757 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates.

     The Company furnishes annual reports which include audited financial statements to its stockholders. The Company may also furnish quarterly financial statements to its stockholders and such other reports as may be authorized by its Board of Directors.

                               PROSPECTUS SUMMARY

     The following is a summary of certain information contained in this Prospectus and is qualified in its entirety by the detailed information and financial statements that appear elsewhere herein. The share information included herein does not reflect a one share for ten shares reverse stock split expected to be approved by the Company's stockholders on or about February 28, 1997. Except for the historical information contained herein, the matters set forth in this Prospectus include forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties are detailed throughout the Prospectus and will be further discussed from time to time in the Company's periodic reports filed with the Commission. The forward-looking statements included in the Prospectus speak only as of the date hereof.

The Company

     Operating through its ProtoSource Network ("PSNW") division, the Company provides Internet access and related services to individuals, public agencies and businesses in five small Central California cities. As of December 31, 1996, the Company had 2,500 subscribers for whom it provided Internet access. The Company intends to acquire other small Internet providers in markets with populations of less than 500,000 that are located initially in various Central California cities between Sacramento and Bakersfield. The Company believes that certain of these local Internet providers currently doing business in the Company's target markets will not be able to effectively manage the financial and administrative burdens imposed by the continuing consumer demand for local Internet services, unless these providers are integrated into larger, more diversified Internet products and services companies. The Company's long-term plan is to target a select number of such target markets and increase revenues through acquisition in such markets. The Company is not negotiating to acquire nor has it entered into any agreement to acquire any such Internet related companies.

     The Company's strategy is to provide low cost direct Internet access to subscribers in target markets by acquiring small Internet providers in these markets or by establishing its own marketing operations in the target markets. Thereafter, the Company will seek to generate additional revenues by (i) increasing monthly Internet access fees, (ii) offering monthly community access services, (iii) providing Internet consulting services, and (iv) generating marketing service fees charged to businesses seeking a Web site on the Internet.

     The Company was incorporated in the State of California as SHR Corporation on July 1, 1988. In October 1994, the Company changed its name to "ProtoSource Corporation." The Company's principal executive officers are located at 2300 Tulare Street, Suite 210, Fresno, California 93721, telephone (209) 486-8638.

History

     From July 1988 until August 1996, the Company's primary business was to design, develop and market software programs (and related hardware) for the agri-business industry including produce broker accounting programs, product tracking programs, crop chemical usage reports, crop cost and billing systems and fruit accounting programs. The programs were packaged under the Company's "Classic" line of products and were divided by function, sophistication and the size of the customer into "Classic" (appropriate for customers whose annual sales are less than $10 million), "Classic Advantage" (appropriate for customers whose annual sales are between $10 million and $100 million) and "Classic Custom" (appropriate for customers whose annual sales exceed $100 million). Prices ranged from $20,000 for a "Classic" program to $200,000 for a "Classic Custom" program. The Company also sold customized computer system configurations designed by it which integrated hardware and software. The Classic product line together with the Company's design services and hardware and software sales is collectively referred to as the "Classic Line."

     In February 1995, the Company completed an initial public offering ("IPO") of its securities, consisting of the sale of 690,000 Units to the public at $5.50 per Unit. Each Unit consisted of one share of Common Stock and one common stock purchase warrant (the "Public Warrants") to purchase an additional share of Common Stock at $6.50 per share until February 1998. McClurg Capital Corporation, the Representative of the Underwriters of the IPO (the "Prior Representative") received warrants (the "Prior Representative's Unit Warrants") to purchase 60,000 Units at $6.60 per Unit at any time until February 2000.

     In December 1996, the Company sold the Classic Line to a Canadian company for $300,000 in cash and an unsecured promissory note which the Company has not valued on its financial statements. As a part of the transaction, the Company received an exclusive worldwide license through December 2006 to market the Classic Line based upon a royalty of 16% of gross sales. In January 1997, the Company sold the remaining assets of the Classic Line (including the worldwide license to market the Classic Line) to SSC Technologies, Inc. ("SSC"), a privately-held company owned 25% by the Company and 75% by other stockholders including four individuals who were previously officers and directors of the Company. See "Certain Transactions."

     In October 1996, the Company sold 6,000,000 shares of its Common Stock to a group of investors for $.25 per share or a total of $1,500,000. Included in the $1,500,000 was the conversion of $200,000 of debt to equity which was originally represented by a bridge loan for which the Company issued 400,000 shares of its Common Stock to the bridge lenders as additional consideration for the $200,000 loan. The Company also issued a total of 4,400,000 Warrants exercisable at $.25 per share in connection with the bridge loan and the private placement. The
6,400,000 shares, 4,400,000 Warrants and 4,400,000 shares underlying the Warrants are being registered hereby. See "Selling Stockholders."

                                  The Offering

Securities offered........................................     6,400,000 shares of Common Stock,
                                                               4,400,000 Warrants and 4,400,000 shares
                                                               of Common Stock underlying the Warrants
                                                               (the "Registered Securities") held by the
                                                               Selling Stockholders

Offering price............................................     Market prices of the Registered Securities
                                                               on the Bulletin Board

Common Stock outstanding(1)...............................     7,730,001 shares

Use of Proceeds...........................................     None of the proceeds from the sale of the
                                                               Registered Securities will be received by
                                                               the Company.  See "Use of Proceeds."

Bulletin Board symbols....................................     PSCO - Common Stock
                                                               PSCOW - Public Warrants

Transfer Agent............................................     Corporate Stock Transfer, Inc.

----------
(1) Excludes shares of Common Stock issuable upon exercise of (i) the 4,400,000 Warrants, (ii) the 690,000 Public Warrants, (iii) warrants held by the Prior Representative to purchase up to 60,000 Units (each Unit consisting of one share of Common Stock and one Public Warrant) exercisable at $6.60 per Unit at any time until February 2000 (the "Prior Representative's Unit Warrants"), and (iv) stock options to purchase up to 550,000 shares of Common Stock at $.25 per share until October 2001 granted to the Company's Chief Executive Officer. See "Dilution", "Capitalization", "Management Executive Compensation", "Certain Transactions", "Description of Securities" and "Underwriting."


                                           Summary Financial Information

         The following financial information has been derived from the financial statements of the
Company appearing elsewhere in this Prospectus and should be read in conjunction with such financial statements.  See "Financial Statements."

                                  Nine Months Ended September 30,                 Year Ended December 31,
                                  -------------------------------                 -----------------------
                                      1996              1995                      1995             1994
                                      ----              ----                      ----             ----
Income Statement Data:
Revenues                         $ 1,072,435         1,511,308                $1,834,966       $1,831,390
Net loss                            (681,988)         (538,910)               (1,816,285)        (373,096)
Net loss per share                      (.51)             (.45)                    (1.47)            (.62)
Weighted average number
  of shares outstanding(1)         1,330,001         1,205,441                 1,236,590          598,719

                                 September 30,
                                    1996
                                 -------------
Balance Sheet Data:
Working capital (deficit)        $  (819,737)
Total assets                       3,427,359
Long-term debt                     1,734,190
Total liabilities                  2,831,616
Stockholders' equity                 595,743

----------

(1) For a description of net income per share and the number of shares used in computing per share amounts, see Note 1 of Notes to Financial Statements.

                                  RISK FACTORS

     In evaluating the Company's business, prospective investors should consider carefully the following factors in addition to the other information presented in this Prospectus.

     Prospective purchasers of the Common Stock should carefully consider the following risk factors and the other information contained in this Prospectus before making an investment in the Common Stock. Information contained in this Prospectus contains "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. See, e.g., "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business - Strategy." No assurance can be given that the future results covered by the forward- looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary materially from the future results covered in such forward-looking statements. Other factors could also cause actual results to vary materially from the future results covered in such forward-looking statements.

     Limited History of Operations; Significant Operating Losses; Deficit in Working Capital. The Company was incorporated in July 1988 but has only provided Internet access services since July 1995. Prior to August 1996, the Company was engaged primarily in the agricultural software development business and incurred significant operating losses of $373,096, $1,816,285 and $681,988 for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996 respectively. At September 30, 1996, the Company had a deficit in working capital of $819,737 which could significantly limit its operations. See "Financial Statements." There can be no assurance that the Company will achieve profitability or positive cash flow from operations. The Company expects to focus in the near term on building and increasing its Internet subscriber base, which will require it to significantly increase its expenses for personnel, marketing, network infrastructure and the development of new services. As a result, the Company believes that it may incur further losses in the near term. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as the Internet. To address these risks, the Company must, among other things, respond to competitive developments, continue to attract, retain and motivate qualified persons, and continue to upgrade its technologies and commercialize services incorporating such technologies. There can be no assurance that the Company will be successful in addressing such risks.

     Risks  Associated  With  Acquisitions.  Although  the  Company  intends  to increase revenues in part through acquisition of other Internet access providers, it has no experience in this regard and may acquire companies with limited operating or negative operating history. Should the Company acquire other companies that incur operating losses, the Company's operating results will be further adversely affected. The Company is not negotiating to acquire nor has it entered into any agreements to acquire any such Internet related companies and there can be no assurance it will complete any such acquisitions in the future.

     Fluctuations in Operating Results. As a result of the Company's limited Internet services operating history, the Company has limited historical financial data on which to base future operating expenses. Moreover, the Company may experience fluctuations in operating results in the future caused by various factors, some of which are outside of the Company's control, including general economic conditions, specific economic conditions in the Internet services industry, user demand for the Internet, the amounts of capital expenditures and other costs related to the expansion of operations, the timing of customer subscriptions, the introduction of new Internet services by the Company or its competitors, the mix of such services sold and the mix of channels through which those services are sold. As a strategic response to a changing competitive environment, the Company may elect from time to time to make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on the Company's business, results of operations and cash flow from quarter to quarter. See "Business" and "Financial Statements."

     Competition. The market for Internet services is new, intensely competitive, rapidly evolving and subject to rapid technological change. The Company expects competition to persist and intensify in the future. Almost all of the Company's current and potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than the Company. Such competition could materially adversely affect the Company's business, operating results or financial condition. Moreover, because many of the Company's competitors possess financial resources significantly greater than those of the Company, such competitors could initiate and support prolonged price competition to gain market share. If significant price competition were to develop, the Company likely would be forced to lower its prices, possibly for a protracted period, which would have a material adverse effect on its financial condition and results of operations and could threaten its economic viability. In addition, the Company believes that the Internet service and on-line services business is likely to encounter consolidation in the near future, which could result in increased price and other competition in the industry and consequently have an adverse impact on the Company's business, financial condition and results of operations. See "Business Competition."

     New and Uncertain Market; New Entrants. The market for local Internet service providers is in its early stages. Since this market is new and because current and future competitors are likely to introduce new products, it is difficult to predict the forms of competition or the competitors that may develop. There can be no assurance that the Company's local Internet provider business can compete against new or developing competitors or that any local provider can maintain its customer base against formidable national or other new local competitors, or that Internet access will remain attractive to subscribers. See "Business Marketing."

     Few Barriers to Entry. There are few significant barriers to entry in the Internet access business. Accordingly, the Company expects substantial competition in its markets from new local Internet service providers, as well as existing local and national Internet providers. The Company's success will depend on its ability to compete against these new and existing providers.

     Importance of Entering New Markets and Identifying Acquisitions. The Company's business plan calls for it to continue to enter new local markets in order to grow. Entry into new local markets depends in part on acquiring small access providers in secondary markets at favorable prices. Because there are a limited number of small access providers in the Company's target markets, there can be no assurance that the Company can acquire such companies on favorable terms, or at all, or that it can obtain financing for such acquisitions. Should the Company be unable to locate companies in suitable local markets for acquisitions its growth would be adversely affected. See "Business - Strategy."

     Technological Changes. The Internet is characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new service and product introductions. The Company's future success will depend, in part, on its ability to effectively use new technologies, to continue to enhance its current Internet access and other services, to develop new services that meet changing customer needs, to advertise and market its services and to influence and respond to emerging industry standards and other technological changes on a timely and cost effective basis.

     Government Regulation and Legal Uncertainties. The Company is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to providing Internet access or other services on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted with respect to the Internet which may decrease the demand for Internet access, increase the Company's cost of doing business or otherwise have an adverse effect on the Company's operating results or financial condition.

     Dependence on the Internet. The Company's business will depend in large part upon a robust industry and infrastructure for providing Internet access and carrying Internet traffic. Notwithstanding current interest and worldwide subscriber growth, the Internet may not prove to be a viable marketplace because of inadequate development of the necessary infrastructure or timely development of complementary products, such as high speed modems. Because global commerce and on-line exchange of information on the Internet, Web and other open area networks are new and evolving, it is difficult to predict with any assurance whether the Internet will prove to be economically viable in the long term. If the necessary infrastructure or complementary products are not developed, or if the Internet does not become an economically viable marketplace, the Company's business, operating results and financial condition will be materially adversely affected. See "Business - The Internet and the World Wide Web."

     Potential Liability for Information Disseminated On-Line. A pending action against Prodigy alleging libel and negligence in connection with an electronic message posted by a Prodigy subscriber through Prodigy's on-line access system presents the potential, particularly if the plaintiff is successful, for increased focus and attempts to impose liability upon Internet access and service providers for information disseminated through their systems. The Company does not carry any insurance against such liabilities.

     Risk of System Failure; Limited Insurance. The success of the Company is dependent upon its ability to offer high quality, uninterrupted access to the Internet. Any system failure that causes interruptions in the Company's Internet operations could have a material adverse effect on the Company. If the Company's subscriber base expands, there will be increased stress placed upon the Company's server hardware and traffic management systems. The Company's server hardware is also vulnerable to damage from fire, earthquakes, power loss, telecommunications failures and similar events. The Company carries property damage and business interruption insurance with a basic policy limitation of $500,000, subject to deductibles and exclusions. Such coverage, however, may not be adequate to compensate the Company for all losses that may occur. Moreover, significant or prolonged system failure could damage the reputation of the Company and result in the loss of subscribers.

     Possible Need for Additional Financing. The Company may be required to seek debt or equity financing in the future. There can be no assurance that additional financing will be available to the Company on acceptable terms, or at all. Any future equity financing may involve substantial dilution to the interests of the Company's stockholders. See "Financial Statements."

     No Dividends. The Company does not intend to pay any cash dividends on its Common Stock in the foreseeable future. Earnings, if any, will be used to finance growth. See "Description of Securities - Dividends."

     Possible Volatility of Securities Prices. The market price of the Common Stock may be highly volatile, as has been the case with the securities of other small capitalization companies. Factors such as the Company's operating results or public announcements by the Company or its competitors may have a significant effect on the market price of the Company's securities. In addition, market prices for securities of many small capitalization companies have experienced wide fluctuations in response to variations in quarterly operating results, general economic indicators and other factors beyond the control of the Company. The registration of the Registered Securities offered hereby coupled with exercise of the Public Warrants could increase the volatility of the Common Stock by increasing the number of shares of publicly traded Common Stock outstanding.

     Shares Eligible for Future Sale. Sales of substantial amounts of Common Stock in the open market or the availability of such shares for sale could adversely affect the market price for the Common Stock. As of the date hereof, there are 7,730,001 shares of the Company's Common Stock outstanding, of which 690,000 shares were registered for sale in the Company's IPO, 6,400,000 are being registered hereby and the remaining 640,001 shares may be sold under Rule 144 commencing in February 1997 subject to the agreement of the holders of 454,494 shares not to sell such shares until October 1999 without the prior written consent of AAWC. Additionally, an aggregate of 4,400,000 Warrants and the 4,400,000 shares underlying the Warrants are also being registered hereby and may be sold at any time. See "Description of Securities - Common Stock Eligible for Future Sale" and "Underwriting."

     Control by Management; Authorization and issuance of Preferred Stock; Prevention of Changes in Control. The Company's officers and directors own approximately 32.7% of the issued and outstanding shares of Common Stock
(assuming exercise by them of outstanding stock options and common stock purchase warrants), and can as a practical matter continue to elect all of the Company's directors and control the affairs of the Company. The Company's Articles of Incorporation authorizes the issuance of up to 5,000,000 shares of Preferred Stock with such rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, under the Articles of Incorporation, the Board of Directors may, without shareholder approval, issue Preferred Stock with dividend, liquidation, conversion, voting, redemption or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of any shares of Preferred Stock having rights superior to those of the Common Stock may result in a decrease in the value or market price of the Common Stock and could be used by the Board of Directors as a device to prevent a change in control of the Company. The Company has no other anti-takeover provisions in its Articles of Incorporation or Bylaws. Holders of the Preferred Stock may have the right to receive dividends, certain preferences in liquidation, and conversion rights. See "Description of Securities - Use of Preferred Stock As Anti-Takeover Device" and "Principal Stockholders."

     Elimination of Director Liability. The Company's Articles of Incorporation contains a provision eliminating a director's liability to the Company or its stockholders for monetary damages for a breach of fiduciary duty, except in circumstances involving a financial benefit to a director, the intentional infliction of harm of the Company or certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of criminal law. The Company's Bylaws contain provisions obligating the Company to indemnify its directors and officers to the fullest extent permitted under California law. These provisions could serve to insulate officers and directors of the Company against liability for actions which damage the Company or its stockholders. See "Description of Securities - Limitation on Liability."

     Risks Associated With Penny Stocks such as the Company's; Lack of Liquidity. The Commission has adopted rules that define "penny stock" and such definition currently includes the Common Stock of the Company. Accordingly, broker-dealers dealing in the Company's securities are subject to specific disclosure rules for transactions involving penny stocks which require the broker-dealer among other things to (i) determine the suitability of purchasers of the securities and obtain the written consent of purchasers to purchase such securities and (ii) disclose the best (inside) bid and offer prices for such securities and the price at which the broker-dealer last purchased or sold the securities. The additional burdens imposed upon broker-dealers discourage them from effecting transactions in the Company's Common Stock, which reduces the liquidity of the Company's Common Stock making it more difficult for stockholders to sell the Common Stock should they desire to do so.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at September 30, 1996, without giving effect to the exercise of (i) the 4,400,000 Warrants, (ii) the 690,000 Public Warrants, (iii) warrants held by the Prior Representative to purchase up to 60,000 Units (each Unit consisting of one share of Common Stock and one Public Warrant) exercisable at $6.60 per Unit at any time until February 2000 (the "Prior Representative's Unit Warrants"), and (iv) stock options to purchase 550,000 shares at $.25 per share until October 2001 granted to the Company's Chief Executive Officer. See "Dilution", "Management - Executive Compensation", "Certain Transactions", "Description of Securities" and "Underwriting."

                                                            September 30, 1996
                                                            ------------------
Short-term debt:                                                $   316,008
Long-term debt:                                                   1,734,190
Stockholders' equity:
     Preferred Stock, 5,000,000 no par value
         shares authorized, 900,000 shares
         issued and outstanding                                       --
     Common Stock, 10,000,000 no par value
         shares authorized, 1,330,001 shares
         issued and outstanding                                   3,464,286
     Retained earnings (deficit)                                 (2,868,543)
                                                                 ----------
         Total stockholders' equity                                 595,743
                                                                 ----------
              Total capitalization                             $  2,645,941
                                                                ===========

                           PRICE RANGE OF COMMON STOCK

     The Company's Common Stock has traded on the NASDAQ Small Cap Market under the symbol "PSCO" from February 9, 1995 until July 10, 1996 when it was delisted from NASDAQ and commenced trading on the Electronic Bulletin Board under the symbol "PSCO."

     The following table sets forth for the quarters indicated the range of high and low closing prices of the Company's Common Stock as reported by NASDAQ and the Electronic Bulletin Board but does not include retail markup, markdown or commissions.

                                                                 Price
                                                            ----------------
By Quarter Ended:                                            High      Low
-----------------                                            ----      ---

March 31, 1997 (through January 24, 1997)...............    $ .31      $ .21

December 31, 1996.......................................      .75        .21
September 30, 1996......................................     1.00        .56
June 30, 1996...........................................     1.75        .56
March 31, 1996..........................................     2.13        .94

December 31, 1995.......................................     2.50       1.75
September 30, 1995......................................     4.00       1.00
June 30, 1995...........................................     4.88       3.34
March 31, 1995..........................................     5.00       4.25

     As of January 24, 1997, the Company had approximately 355 record and beneficial stockholders.

                                 USE OF PROCEEDS

     None of the proceeds of the Offering will be received by the Company. See "Selling Stockholders."

                             SELECTED FINANCIAL DATA

     The selected financial data set forth below for the years ended December 31, 1995 and 1994 has been derived from the Company's financial statements which have been audited by Angell & Deering. The selected financial data is qualified by, and should be read in conjunction with, the financial statements and the notes thereto included elsewhere herein. See "Financial Statements."


                                 Nine Months Ended September 30,               Year Ended December 31,
                                 -------------------------------               -----------------------
                                      1996              1995                     1995             1994
                                      ----              ----                     ----             ----
Income Statement Data:
Revenues                         $ 1,072,435         1,511,308                $1,834,966       $1,831,390
Net loss                            (681,988)         (538,910)               (1,816,285)        (373,096)
Net loss per share                      (.51)             (.45)                    (1.47)            (.62)
Weighted average number
  of shares outstanding(1)         1,330,001         1,205,441                 1,236,590          598,719

                                 September 30,
                                     1996
                                 ------------
Balance Sheet Data:
Working capital (deficit)        $  (819,737)
Total assets                       3,427,359
Long-term debt                     1,734,190
Total liabilities                  2,831,616
Stockholders' equity                 595,743

----------
(1) For a description of net income per share and the number of shares used in computing per share amounts, see Note 1 of Notes to Financial Statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Nine Months Ended September 30, 1996 Compared to Nine Months Ended September 30, 1995

     Net Sales. For the nine months ended September 30, 1996, net sales were $1,072,435 versus $1,511,308 in 1995, representing a decrease of $438,873. The decrease in net sales is primarily attributed to obstacles encountered in the development of the Classic Line in the first half of 1996 and decreases in hardware equipment sales. The decrease was somewhat offset by an increase in services revenues.

     Gross Profit. For the nine months ended September 30, 1996, gross profit was $393,248 versus $441,661 in 1995, representing a decrease of $48,413. The decrease in gross profit is attributed to the decreases in software package sales and equipment sales. The decrease was somewhat offset by an increase in services revenues.

     Sales and Marketing. Sales and marketing expenses were $384,808 in the nine months ended September 30, 1996 versus $443,528 in 1995. The decreases in sales and marketing expenses were caused by decreases in marketing expense evidencing reduced marketing efforts and decreases in the Company's sales force.

     Research and Development. Research and development expense decreased $102,558 for the nine months ended September 30, 1996. The decrease in research and development is attributed to a decrease in the number of full time programmers involved in product development following completion of the Classic Line.

     General and Administrative. For the nine months ended September 30, 1996, general and administrative costs were $419,624 versus $401,424 in 1995. The increase in general and administrative costs is the result of increases in bad debt expenses.

     Operating Income. For the nine months ended September 30, 1996, the operating loss was $624,310 versus an operating loss of $718,975 in 1995. The operating loss in 1996 is attributed to the decreases in sales but was somewhat decreased by increases in services revenues and decreases in expenses.

     Interest Income (Expense). Net interest expense increased to $135,867 for the nine months ended September 30, 1996 versus $74,011 in 1995 due to interest expense related to the Company's office building and other capital leases. The interest expense was somewhat offset by interest earned on cash and short term investments.

     Other Income. Net other income was $78,189 for the nine months ended September 30, 1996 generated by revenue from the Company's office building and other miscellaneous sales.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Net Sales. For fiscal 1995, net sales were $1,835,000 versus $1,831,000 in fiscal 1994. Software product sales increased by 95% from $145,000 in 1994 to $283,000 in 1995. Hardware equipment sales decreased slightly from $984,000 in 1994 to $942,000 in 1995 due primarily to decreases in prices in the PC product lines. Professional service fees decreased from $681,000 in 1994 to $610,000 in 1995 as a result of shifting programming resources from professional services to packaged software development. The lower than expected sales were primarily the results of development difficulties encountered in the Classic product lines. The significant increases in software product sales can be attributed to the acceptance of the new PC software products prior to the development obstacles encountered. Management believes that focusing in PC product development will increase the long-term profitability of the Company.

     Gross Profit. For fiscal 1995, gross profit was $395,000 versus $557,000 in 1994, representing a decrease of $162,000 or 29.1%. As a percentage of sales, gross profit declined to 21.5% in 1995 from 30.4% in 1994. The decrease in gross profit is attributed to the increase in investment of software development which increases cost of product sales and lower gross margin for PC hardware equipment. Management believes that the gross margin will improve when the software sales increase and software development costs decrease.

     Sales and Marketing. Sales and marketing expenses were $641,000 in fiscal 1995 versus $275,000 in 1994. The increases in sales and marketing expenses were caused by increases in sales personnel and increases in advertising and marketing for the introduction of the Classic product lines. The Company believes that the sales and marketing expenses will decrease to approximately 15% of total revenues when software sales increase.

     Research and Development. Research and development increased from $232,000 in 1994, to $495,000 in 1996. The increase in research and development is attributable to an increase in the number of full-time equivalent programmers involved in product development activities from seven programmers in 1994 to fifteen programmers in 1995. Management believes that the investment in research and development will give the Company significant competitive advantages over competitors and will increase long-term profitability of the Company. Management expects that the Classic product will be completed in early 1996.

     General and Administrative. General and administrative costs were $1,080,000 in 1995 versus $257,000 in 1994. The increase in general and administrative costs is the result of moving into a larger building, increases in business transactions, increases of personnel and the significant increase in the bad debts expenses resulted from the development difficulties that have been resolved by the research and development team in the fall of 1995 which were encountered in the development of the Classic product line in the second quarter of 1995.

     Operating Loss. For fiscal 1995, the operating loss was $1,820,000 compared to an operating loss of $208,000 in 1994. The increase in operating loss in 1995 is attributed to the significant increases in research and development by $263,000 to develop the Classic product lines for PC, increases in marketing expenses for the introduction of the new PC product lines and increases in general and administrative expenses resulting from the move to larger facilities and the significant increase of bad debt expenses due to the development obstacles encountered in the second quarter of 1995.

Liquidity and Capital Resources

     The Company's 1995 IPO generated net proceeds of $3,415,500 to the Company. The Company used net proceeds from the IPO to repay short-term debt, to finance business acquisitions, purchase capital assets for product development and for marketing.

     For the year ended December 31, 1995, the Company acquired $404,000 of property and equipment and capitalized software development costs of $593,000. Included in these transactions were the purchase of computer and related teaching equipment for the expansion of the Company's Computer Center facility and the acquisition of PSNW.

     In September 1994, the Company acquired, under a 20-year capital lease (see
Note 7 to Financial Statements), a 20,000 square foot office building. The Company formerly occupied approximately half of the space as its corporate offices and subleases the other half to unrelated third parties. The capitalized costs for the land, building and improvements was $1,760,000. The capital lease payments for the building will increase annual cash outflows by approximately $60,000 through 2014, net of sublease income. SSC sublet office space from the Company at a monthly rental of $12,000 through February 28, 1998.

     In December 1995, the Company sold its ownership of the Classic Line to a limited partnership for $300,000 in cash and an unsecured promissory note which the Company has not valued on its financial statements because payment of the promissory note is contingent upon the limited partnership selling limited partnership investment units in Canada. The Company also entered into a Distribution Agreement with the limited partnership whereby the Company was appointed as the exclusive distributor of the Classic line worldwide for a term of twenty years.

     At September 30, 1996, the Company had a working capital deficiency of $819,737. In September and October 1996, the Company sold 6,000,000 shares of its Common Stock for $.25 per share, generating gross proceeds of $1,500,000 which eliminated its working capital deficiency. Included in the $1,500,000 was the conversion of $200,000 of bridge loans to equity.

     In January 1997, the Company sold the remaining assets of the Classic Line to SSC Technologies, Inc. ("SSC") for $770,850 evidenced by a promissory note bearing interest at 10% per annum payable in January 2007 and the assumption by SSC of all of the liabilities of the Classic Line, aggregating approximately $500,000. Under the terms of the asset sales agreement (the "Divestiture

Agreement"), the Company purchased 25% of the outstanding common stock of SSC for $500,000 in cash and the remaining 75% of the outstanding common stock was issued to other stockholders including Charles T. Howard, David L. Green, Ding Yang and Steven L. Wilson who were previously officers and directors of the Company (the "SSC Principals"). As a part of the Divestiture Agreement, the SSC Principals also (i) cancelled 900,000 shares of Convertible Preferred Stock held by them which were previously exercisable into an equal number of shares of Common Stock, (ii) agreed not to sell an aggregate of 454,494 shares of Common Stock owned by them until October 1999 except with the prior written consent of Andrew, Alexander, Wise & Company, Incorporated ("AAWC"), (iii) agreed to sublease office space from the Company at a monthly rental of $12,000 through February 28, 1998, (iv) granted to Steven A. Kriegsman, a director of the Company, an option to purchase up to 150,000 shares of Common Stock held by the SSC principals at any time until October 2001, and (v) personally guaranteed on a joint and several basis the $770,850 promissory note and all other obligations of SSC to the Company.

     Capital expenditures relating primarily to the purchase of computer equipment, furniture and fixtures, acquisition, and software development amounted to $448,210 for the nine months ended September 30, 1996. Capitalized software development costs were $442,186 for the same period.

                                    BUSINESS

Introduction

     Operating through PSNW, the Company provides Internet access and related services to individuals, public agencies and businesses in five small Central California cities. As of December 31, 1996, the Company has 2,500 subscribers for whom it provided Internet access. The Company intends to acquire other small Internet providers in markets with populations of less than 500,000 that are located initially in various Central California cities between Sacramento and Bakersfield. The Company believes that certain of these local Internet providers currently doing business in the Company's target markets will not be able to effectively manage the financial and administrative burdens imposed by the continuing consumer demand for local Internet services, unless these providers are integrated into larger, more diversified Internet products and services companies. The Company's long-term plan is to target a select number of such target markets and increase revenues through acquisition in such markets. The Company is not negotiating to acquire nor has it entered into any agreement to acquire any such Internet related companies.

     The Company's strategy is to provide low cost direct Internet access to subscribers in target markets by acquiring small Internet providers in these markets or by establishing its own marketing operations in the target markets. Thereafter, the Company will seek to generate additional revenues by (i) increasing monthly Internet access fees, (ii) offering monthly community access services, (iii) providing Internet consulting services, and (iv) generating marketing service fees charged to businesses seeking a Web site on the Internet.

The Internet and the World Wide Web

     The Internet is a worldwide network that links thousands of public and private computer networks. The Internet began in 1969 as a project of the Advanced Research Projects Agency ("ARPA") of the U.S. Department of Defense to connect different types of computers across geographically disparate areas. The ARPA network was designed to allow any computer on the network to communicate with any other computer on the network through an open communications protocol known as TCP/IP.

     Initially, use of the Internet was limited to governmental, educational and commercial organizations with a working knowledge of the UNIX operating system and commands, and the primary use made of the Internet was the communication of information via electronic mail. However, there has been a rapid growth in the use and popularity of the Internet in the past several years. According to industry sources, users in more than 130 countries throughout the world are connected to the Internet including 24 million users in North America, 17.6 million of whom use the Web.

     The dramatic growth in the number of Internet users is attributable to a number of developments and factors. The first was the introduction in 1992 of the World Wide Web ("Web"), a client/server system of hyperlinked multimedia databases which began to unlock the potential of the Internet as a mass medium. The Web, developed by the European Laboratory for Research Physics ("CERN") in Switzerland, advanced the potential of the Internet in several significant ways. First, it enabled full multimedia presentation (including text, graphics, video and audio) over the Internet. Second, through the Web's system of standardized information protocols and a communications format called HyperText Transfer Protocol ("HTTP"), users were allowed access to information ("navigate") on the Web without entering complex alphanumeric commands. Third, using HyperText Markup Language ("HTML"), document authors were able to link text or images in one document to other documents anywhere else on the Web. When the user selected or, if using a mouse, clicked on the hypertext in one document (often displayed on the screen as highlighted words or images), the linked document was automatically accessed and displayed.

     The Web is based on a client/server system in which certain computers ("servers"), store information in files and respond to requests issued by remote user computers to view or download files, thus allowing multiple, geographically dispersed users to view and use the information stored on a single server. The user must use software, known as a browser, that can read HTML documents and follow their hypertext links to retrieve and display linked documents from servers such as the Company.

     An early limitation to growth of the Web was that the browser software initially provided by CERN was text-based and contained limited retrieval and display capabilities. In January 1993, the National Center for Supercomputing Applications ("NCSA") at the University of Illinois at Urbana-Champaign
significantly advanced the use of Web technology with the introduction of NCSA Mosaic for X Window on the UNIX platform, the first graphical user interface browser for the Web. The NCSA Mosaic graphical user interface allows users to access the diverse information archives, data protocols and data formats of the Internet using point-and-click, mouse-driven commands. NCSA Mosaic, which is offered to users on a free- with-copyright basis (making it available for use without charge and without the right to distribute), served as a catalyst for increased use of the Web. When NCSA released a version of NCSA Mosaic for Windows in September 1993, the Web became accessible to personal computer users for the first time.

     The increased popularity of the Internet is also attributable to the proliferation of information and services available on the Internet, as well as the expanded use of home personal computers, which increasingly contain modems as a standard feature. Among the types of publications and information available to Internet users are newspapers, magazines, weather updates, government documents and industry newsletters, as well as a variety of commercial products and services such as the Internet Waterway.

     In order to support the continued growth and popularity of the Internet, certain infrastructure elements must expand to handle the resulting increases in Internet demand and traffic. These elements include widespread, inexpensive Internet access, either through Internet access providers such as the Company or on-line services, and widely available high-speed communications channels to accommodate the increasing number and size of files available for downloading.

     As business organizations have begun to realize the potential of the Internet as an inexpensive and effective means of offering products and services directly to customers and potential customers, businesses are increasingly advertising and selling such products and services on the Web. For example, business organizations are now using the Web to provide product information and support to existing customers, to advertise products and services and to offer products and services for sale by means of on-line catalogs. It is this market, as well as Internet access, that the Company seeks to address. Industry sources have estimated, based on registered Internet addresses, that the number of commercial organizations as a percentage of total Internet users has increased from approximately 30% at the beginning of 1993 to approximately 60% at the end of 1994.

     Computer users wishing to access the vast array of information and services available on the Web use a browser that can read HTML documents, follow hypertext links and interface with the diverse information archives and data formats of the Web. The basic needs of most individual computer users casually browsing the Web can be fulfilled by a number of different browsers available today, including certain browsers that are available for no charge.

Strategy

     The Company's strategy is to provide low cost direct Internet access to subscribers by acquiring small Internet providers in target markets or by establishing its own marketing operations in such markets. Thereafter, the Company will seek to generate additional revenues by (i) increasing monthly Internet access fees, (ii) offering monthly community access services, (iii) providing Internet consulting services, and (iv) generating marketing service fees charged to businesses seeking a Web site on the Internet.

     Increasing Monthly Internet Access Fees. The Web is the driving force behind the growth in Internet subscribers who use the Web to access information as well as commerce and communication. The Company intends to continue to provide low-priced direct Internet access through the Company's telecommunication network infrastructure which is comprised of two high speed dedicated data lines that connect directly to the backbone of the Internet. The Company plans to add additional high-speed dedicated data lines, enhance system-wide access software, and expand the number of points of presence (POPs) in local markets in order to attract and support additional subscribers. By increasing the number of POPs, the Company will offer more users access to the Internet through local phone calls and promote continued growth in its subscriber base.

     The Company also provides Integrated Services Digital Network (ISDN) and high-speed Internet access using dedicated data lines to business customers. The Company believes that the demand for high-speed Internet access and the ability to integrate Internet access into a corporate-wide computer network is becoming increasingly more important.

     Offering Monthly Community Access Services. Local public agencies, (such as city agencies, police departments and libraries), are seeking to provide information resources directly to their citizens through Community Web sites. Believing that its subscribers will be willing to pay a recurring fee for such community information access, the Company intends to offer such access in 1997.

     Providing Internet Consulting Services. The Company provides Internet solutions to assist businesses and their employees, including consulting services for network setup, Internet application implementation, Intranet design, Internet security consulting and Web site implementation.

     Generating Marketing Service Fees. The Company will continue to design and develop Web sites for its clients with sophisticated graphics to attract user attention. The Company also provides all necessary hardware and software and stores its clients' Web pages on its dedicated servers, which are monitored and maintained 24 hours a day, 365 days a year.

Acquisition Strategies

     The Company will seek to acquire local Internet access providers in its Central California target markets. The criteria for such acquisition candidates calls for attracting companies that (i) are located in markets under 500,000 population; (ii) have been in business a minimum of one year; (iii) have at least 300 subscribers; (iv) have current owners and staff with strong technical backgrounds, (v) enjoy strong community contacts, and (vi) offer projected annual growth rates in excess of 200%. The Company may also seek to acquire other small companies that provide consulting and related Internet services. The Company is not negotiating to acquire nor has it entered into any agreement to acquire any such Internet related companies.

Marketing

     The Company primarily markets to customers who are new to the Internet, and who seek to access information using point-and-click graphical interface. Marketing is conducted through a small sales force which contacts prospective customers responding to advertisements in computer, professional and business publications. The Company also seeks customers by participating in industry trade shows and educational seminars and through referrals from existing customers. In addition, the Company seeks strategic alliances with local computer retailers who offer Internet access fee discounts to their customers and through joint advertising efforts with television and radio stations. The Company may also distribute Internet services through retail channels.

     Direct mailings, telemarketing programs, co-marketing agreements and joint promotional efforts among organizations and individual users are strategies that the Company may employ in the future. Finally, the Company seeks to retain business customers and individual users through what it perceives to be responsive customer support and services programs.

Competition

     The Internet services business is highly competitive and there are few significant barriers to entry. Currently, the Company competes with a number of national and local California Internet service providers. In addition, a number of multinational corporations, including giant communications carriers such as AT&T, Cable and Wireless, MCI, Sprint and the regional Bell operating companies, are offering, or have announced plans to offer, Internet access or on-line services. The Company also faces significant competition from the on-line service firms such as America Online (AOL), CompuServe, Delphi, Genie, Microsoft and Prodigy. The Company believes that new competitors which may include computer software and services, telephone, media, publishing, cable television and other companies, are likely to enter the on-line services market.

     The ability of some of the Company's competitors to bundle Internet access software with other popular products and services could give those competitors an advantage over the Company. For example, NETCOM, MCI and PSI offer retail software packages and AOL and Prodigy bundle their software with new PCs.

     Many of the Company's competitors possess financial resources significantly greater than those of the Company and, accordingly, could initiate and support prolonged price competition to gain market share. If significant price competition were to develop, the Company might be forced to lower its prices, possibly for a protracted period, which would have a material adverse effect on its financial condition and results of operations and could threaten its economic viability. In addition, the Company believes that the Internet service and on-line services business are likely to consolidate in the future, which could result in increased price and other competition in the industry and consequently adversely impact the Company. A number of on-line services have recently lowered their monthly service fees, which may cause the Company to lower its monthly fees in order to compete.

     The Company believes that the primary competitive factors among Internet access providers are price, customer support, technical expertise, local presence in a market, ease of use, variety of value-added services and reliability. The Company believes it is able to compete favorably in these areas. The Company's success in its markets will depend heavily upon its ability to provide high quality Internet connectivity and value-added Internet services targeted in select target markets. Other factors that will affect the Company's success in these markets include the Company's continued ability to attract additional experienced marketing, sales and management talent, and the expansion of support, training and field service capabilities.

Employees

     As of January 24, 1997, the Company employed 15 full-time individuals. The Company believes it maintains good relations with its employees. None of the Company's employees are represented by a labor union or covered by a collective bargaining agreement.

Properties

     In September 1994, the Company acquired, under a 20-year non-cancelable capital lease, an office building, including land and improvements at 2580 West Shaw, Fresno, California 93711. The lease requires initial annual minimum lease payments lease payments of $188,000, increasing every five years to a maximum annual payment of $338,000 in 2009. Under the lease, the Company has an option at any time to purchase the building and land for $1,800,000 through April 30, 1997. Such amount increases to $1,900,000 through April 30, 1998. After April 30, 1998, the option amount increases annually by the percentage increase in the Consumers Price Index, as further described in the lease. Upon exercise of the purchase option, the principal portion of the lease payments made by the Company will be applied toward the down payment for the purchase price based upon an amortized 20-year note with interest accrued at 9% per annum. The Company has leased a portion of the building to the SSC Principals based upon monthly payments to the Company of $12,000 through February 28, 1998. The Company also receives lease payments from another tenant in the amount of $78,000 per year.

     The Company leases 4,000 square feet of space for its corporate offices and PSNW facilities at 2300 Tulare Street, Suite 210, Fresno, California 93721. The lease is for five years, ending May 2001 and requires minimum annual payments of $33,600 increasing every year to a maximum of $54,000 in 2001.

                                   MANAGEMENT

Officers and Directors

     The name, age and position of each of the Company's executive officers and directors are set forth below:


                                                                                     Officer/Director
        Name                  Age                         Position                        Since
        ----                  ---                         --------                   ----------------

Raymond J. Meyers             40            Chief Executive Officer                        1997
                                            and Director
Andrew Chu                    25            President, Chief Financial Officer             1995
                                            and Director
Steven A. Kriegsman           55            Director                                       1997
Howard P. Silverman           56            Director                                       1997


     Directors hold office for a period of one year from their election at the annual meeting of stockholders or until their successors are duly elected and qualified. Officers of the Company are elected by, and serve at the discretion of, the Board of Directors.

     In January 1997 in connection with the sale of the Company's Classic Line, the SSC Principals resigned as officers and directors and the above four individuals were elected executive officers and directors of the Company. See "Certain Transactions."

Background

     The following is a summary of the business experience, for at least the last five years, of each executive officer and director of the Company:

     Raymond J. Meyers became the Company's Chief Executive Officer in January 1997. From 1985 to 1996, he was employed by Transamerica Corporation holding a variety of positions, most recently (from 1991 to 1996) as Director of Business Services for Transamerica Telecommunications. Mr. Meyers graduated from Rutgers University in 1979 with a Bachelor of Arts degree in Economics.

     Andrew Chu became the Company's Chief Financial Officer in April 1995 and its President and a director in January 1997. From 1992 to 1994, he was employed at IDS Financial Services as a Financial Planner. He was the managing partner of The Pacific Group, a consulting firm engaged in equity financing for small firms from January 1994 to April 1995. Mr. Chu holds a B.S. degree with emphasis in Finance from California State University of Fresno.

     Steven A. Kriegsman has been President of the Kriegsman Group, a privately-held Los Angeles, California based investment banking firm since 1989. He graduated from New York University in 1964 with a Bachelor of Science degree.

     Howard P. Silverman has been an independent business consultant with emphasis on the financing of public and private companies for more than five years. He earned a Bachelor of Science degree from City College of New York and an O.D. degree from the Illinois College of Optometry. He is a director of Incomnet, Inc., a publicly-held reseller of long distance services.

Executive Compensation

     None of the Company's executive officers or directors currently receive compensation in excess of $100,000 per year except Mr. Meyers who receives a salary of $130,000 per year. In connection with his employment, Mr. Meyers was also granted options to purchase 550,000 shares of Common Stock at $.25 per share at any time until October 2001. No executive officers or directors as a group received compensation in excess of $100,000 for the calendar years ended December 31, 1996, 1995 or 1994. Compensation for all officers and directors as a group for the calendar year ended December 31, 1996 aggregated $64,000.

     The following table discloses certain compensation paid to the Company's executive officers for the calendar years ended December 31, 1996, 1995 and 1994.

                                            Summary Compensation Table

                                                                                    Long Term Compensation
                               Annual Compensation                                  Awards         Payouts
                               -------------------                                  -----------------------

    (a)          (b)          (c)               (d)           (e)              (f)            (g)           (h)              (i)
Name
and
Prin-                                                        Other                                                           All
cipal                                                       Annual         Restricted                                       Other
Posi-                                                       Compen-           Stock        Options/        LTIP            Compen-
tion            Year       Salary($)         Bonus($)      sation($)       Award(s)($)      SARS(#)     Payouts($)        sation($)
----            ----       ---------         --------      ---------       -----------      -------     ----------        ---------

James C.         1996        $61,925      $    0               0                0              0             0                0
Robinson         1995         61,425          5,941            0                0              0             0                0
Chief Execu-     1994         57,226         25,000            0                0              0             0                0
tive Officer

1995 Stock Option Plan

     In November 1994, the Company adopted a stock option plan (the "Plan") which provides for the grant of options intended to qualify as "incentive stock options" and "nonqualified stock options" within the meaning of Section 422 of the United States Internal Revenue Code of 1986 (the "Code"). Incentive stock options are issuable only to eligible officers, directors, key employees and consultants of the Company.

     The Plan is administered by the Board of Directors. At December 31, 1995, the Company had reserved 150,000 shares of Common Stock for issuance under the Plan. Under the Plan, the Board of Directors determines which individuals shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of Common Stock that may be purchased under each option and the option price.

     The per share exercise price of the Common Stock may not be less than the fair market value of the Common Stock on the date the option is granted. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option, more than 10% of the total combined voting power of all classes of stock of the Company is eligible to receive incentive stock options under the Plan unless the option price is at least 110% of the fair market value of the Common Stock subject to the option on the date of grant.

     No options may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option may only be exercisable by the optionee. Options may be exercised only if the option holder remains continuously associated with the Company from the date of grant to the date of exercise. Options under the Plan must be granted within five years from the effective date of the Plan and the exercise date of an option cannot be later than ten years from the date of grant. Any options that expire unexercised or that terminate upon an optionee's ceasing to be employed by the Company become available once again for issuance. Shares issued upon exercise of an option will rank equally with other shares then outstanding.

     As of the date of this Prospectus, no options have been granted under the Plan.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information concerning the holdings of Common Stock (without giving effect to any shares issuable upon exercise of the Public Warrants or the Prior Representative's Unit Warrants) by each person who, as of the date of this Prospectus, holds of record or is known by the Company to hold beneficially or of record, more than 5% of the Company's Common Stock, by each director, and by all directors and executive officers as a group. All shares are owned beneficially and of record and all share amounts include stock options and common stock purchase warrants exercisable within 60 days from the date hereof. The address of all persons is in care of the Company at 2300 Tulare Street, Suite 210, Fresno, California 93721.

                                            Amount of           Percent of
Name                                        Ownership              Class
----                                        ---------              -----
Raymond J. Meyers(1)                           550,000               6.6%
Andrew Chu(2)                                  585,000               7.0%
Steven A. Kriegsman(3)                       1,765,000              18.6%
Howard P. Silverman(4)                         850,000               9.9%
Andrew, Alexander, Wise &
  Company, Incorporated(5)                   1,350,000              14.9%
Gloria Ippolito                                600,000               7.8%
Anaka Parkash                                  700,000               9.1%
Isaac Paschaldis                               900,000              11.6%
John Benedetto                                 700,000               9.1%
Matthew Mulhern                                400,000               5.2%
All officers and directors as
a group (4 persons)(1)(2)(3)(4)              3,750,000              32.7%

----------

(1) Represents stock options to purchase 550,000 shares at $.25 per share at any time until October 2001.

(2) Represents common stock purchase warrants to purchase 585,000 shares at $.25 per share at any time until October 2001 including 535,000 Warrants which are being registered hereby.

(3) Represents common stock purchase warrants to purchase 1,765,000 shares at $.25 per share at any time until October 2001 including 1,665,000 Warrants which are being registered hereby. All common stock purchase warrants are held by the Kriegsman Group of which Mr. Kriegsman is the President and a principal stockholder.

(4) Represents common stock purchase warrants to purchase 850,000 shares at $.25 per share at any time until October 2001, all of which are being registered hereby.

(5) Represents common stock purchase warrants to purchase 1,370,000 shares at $.25 per share at any time until October 2001, all of which are being registered hereby.

                              SELLING STOCKHOLDERS

     By this Prospectus, the Company is registering (at its expense) the Registered Securities consisting of 6,400,000 shares of Common Stock, 4,400,000 Warrants and 4,400,000 shares of Common Stock underlying the Warrants. Each Warrant is exercisable to purchase one share of Common Stock at $.25 per share at any time until October 2001. The Registered Securities may be sold from time to time in public or private open market transactions at prevailing market prices less customary selling commissions by the Selling Stockholders whose names are listed in the table below. The Selling Stockholders may use the Prospectus to offer the Registered Securities for sale in transactions in which the Selling Stockholders may be deemed to be "underwriters" within the meaning of the 1933 Act. The Selling Stockholders acquired the Registered Securities in private transactions with the Company between September 1996 and October 1996. See "Certain Transactions." Certain information concerning the Selling Stockholders and the Registered Securities is set forth below.

                                                                                                    Number of
                                                                                Number of          Warrants or
                                                                                Warrants             Shares
                                      Number of           Number of             or Shares             to be
                                       Shares             Warrants               Offered           Owned After
            Name                        Owned               Owned               For Sale            Offering
            ----                      ---------           ---------             --------           -----------

Andrew Chu(1)                           --                 535,000                535,000              50,000
Steve A. Kriegsman(1)                   --               1,665,000              1,665,000             100,000
Howard P. Silverman(1)                  --                 850,000                850,000              -0-
Andrew, Alexander, Wise &
  Company, Incorporated(2)              --               1,350,000              1,350,000              -0-
John Benedetto(2)                      700,000              --                    700,000              -0-
Brian A. Brewer                        100,000              --                    100,000              -0-
James Ippolito                         350,000              --                    350,000              -0-
Raymond King                           100,000              --                    100,000              -0-
Jack Ko                                200,000              --                    200,000              -0-
Anaka Parkash(2)                       700,000              --                    700,000              -0-
Isaac Paschaldis(2)                    900,000              --                    900,000              -0-
Larry Pensa                            350,000              --                    350,000              -0-
Francis Sajeski                        100,000              --                    100,000              -0-
Jerry Silberman                        100,000              --                    100,000              -0-
Rao-Qi Zhang                           100,000              --                    100,000              -0-
George P. Argerakis                    200,000              --                    200,000              -0-
Robert Cavallaro                       100,000              --                    100,000              -0-
Ding Chu Fuh Chen                      100,000              --                    100,000              -0-
Murray Frank                           100,000              --                    100,000              -0-
Donald Gross                           200,000              --                    200,000              -0-
Gloria Ippolito(2)                     600,000              --                    600,000              -0-
Chris Meshouris                        100,000              --                    100,000              -0-
James Meshouris                        100,000              --                    100,000              -0-
Matthew Mulhern(2)                     400,000              --                    400,000              -0-
Michael Pizite                         300,000              --                    300,000              -0-
Bernard Schwartz                       100,000              --                    100,000              -0-

                                                        30




George Stripas                         100,000              --                    100,000              -0-
Kuei-Chi Tsai                          100,000              --                    100,000              -0-
Saul Unter                             100,000              --                    100,000              -0-
Osweld Valenti                         100,000              --                    100,000              -0-


----------

(1) Officer or director of the Company. Messrs. Chu and Kriegsman own 50,000 and 100,000 common stock purchase warrants, respectively, which are not being registered hereby.

(2)  Principal stockholder of the Company.

                              CERTAIN TRANSACTIONS

     Management of the Company believes that the transactions described below were no more or less fair than the terms of transactions which the Company might otherwise have entered into with third party nonaffiliated entities. Any related party transactions have been and will continue to be approved by a majority of the disinterested members of the Company's Board of Directors.

     In February 1995, the Company loaned $35,000 to Charles T. Howard, the Company's then President. Interest on the loan is payable monthly at the rate of 9% per annum and the promissory note evidencing the indebtedness is due in April 1997. The promissory note is secured by 50,000 shares of the Company's Common Stock owned by Mr. Howard.

     In November 1994, the Company issued 857,140 shares of its Convertible Preferred Stock to five of the Company's then officers and directors, each share of which was convertible for no additional consideration into one share of Common Stock under certain circumstances. The Convertible Preferred Stock was cancelled and returned to the Company by the five holders in connection with the Divestiture Agreement described below.

     In January 1997, the Company sold the remaining assets of the Classic Line to SSC Technologies, Inc. ("SSC") for $770,850 evidenced by a promissory note bearing interest at 10% per annum payable in January 2007 and the assumption by SSC of all of the liabilities of the Classic Line, aggregating approximately $500,000. Under the terms of the asset sales agreement (the "Divestiture Agreement"), the Company purchased 25% of the outstanding common stock of SSC for $500,000 in cash and the remaining 75% of the outstanding common stock was issued to other stockholders including Charles T. Howard, David L. Green, Ding Yang and Steven L. Wilson who were previously officers and directors of the Company (the "SSC Principals"). As a part of the Divestiture Agreement, the SSC Principals also (i) cancelled 900,000 shares of Convertible Preferred Stock held by them which were previously exercisable into an equal number of shares of Common Stock, (ii) agreed not to sell an aggregate of 454,494 shares of Common Stock owned by them until October 1999 except with the prior written consent of Andrew, Alexander, Wise & Company, Incorporated ("AAWC"), (iii) agreed to sublease office space from the Company at a monthly rental of $12,000 through February 28, 1998, (iv) granted to Steven A. Kriegsman, a director of the Company, an option to purchase up to 150,000 shares of Common Stock held by the SSC principals at any time until October 2001, and (v) personally guaranteed on a joint and several basis the $770,850 promissory note and all other obligations of SSC to the Company.

     In October 1996, the Company issued 2,200,000 Warrants to the Kriegsman Group ("KG") for consulting services. Steven A. Kriegsman who subsequently became a director of the Company is the President and controlling stockholder of KG. KG subsequently assigned 535,000 of such Warrants to Andy Chu, the Company's President and a director. The Warrants and underlying shares are being registered hereby. KG also assigned 50,000 of the 150,000 stock options it received from the SSC Principals to Mr. Chu. See "Selling Stockholders."

     In October 1996, the Company issued 2,200,000 Warrants to AAWC as additional compensation for AAWC assisting the Company in the private placement of 6,000,000 shares of the Company's Common Stock to a group of investors for $.25 per share. AAWC subsequently assigned 850,000 Warrants to Howard P. Silverman, a director of the Company. The Warrants and underlying shares are being registered hereby. See "Selling Stockholders." The Company also paid to AAWC a cash commission of 10% of the gross proceeds raised ($150,000) and a nonaccountable expense allowance of 3% of such gross proceeds ($45,000). In September 1996, AAWC and KG entered into an agreement not to sell the 2,200,000 Warrants and underlying shares owned by each party for a period of three years without the consent of the other party.

                            DESCRIPTION OF SECURITIES

Common Stock

     The Company is authorized to issue 10,000,000 shares of common stock, no par value (the "Common Stock"), of which 7,730,001 shares are currently outstanding. Upon issuance, the shares of Common Stock are not subject to further assessment or call. The holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Cumulative voting for election of directors is permitted. Subject to the prior rights of any series of Preferred Stock which may be issued by the Company in the future, holders of Common Stock are entitled to receive ratably such dividends that may be declared by the Board of Directors out of funds legally available therefor, and, in the event of the liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding Common Stock is, and the Common Stock to be outstanding upon completion of the Offering will be, validly issued, fully paid and nonassessable.

Public Warrants

     In connection with the Prior Offering, the Company issued 690,000 Public Warrants. Each Public Warrant represents the right to purchase one share of Common Stock at an exercise price of $6.50 per share at any time until February 9, 1998. The exercise price and the number of shares issuable upon exercise of the Public Warrants are subject to adjustment in certain events including the issuance of Common Stock as a dividend on shares of Common Stock, subdivisions or combinations of the Common Stock or similar events. The Public Warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of Common Stock for less than the exercise price of the Public Warrants or the current market price of the Company's securities.

     Public Warrants may be redeemed in whole or in part, at the option of the Company upon 30 days' notice, at a redemption price equal to $.01 per Public Warrant if the closing price of the Company's Common Stock is at least $7.50 per share for 30 consecutive trading days.

     Holders of Public Warrants may exercise their Public Warrants for the purchase of shares of Common Stock only if a current prospectus relating to such shares is then in effect and only if such shares are qualified for sale, or deemed to be exempt from qualification under applicable state securities laws. The Company is required to use its best efforts to maintain a current prospectus relating to such shares of Common Stock at all times when the market price of the Common Stock exceeds the exercise price of the Public Warrants until the expiration date of the Public Warrants, although there can be no assurance that the Company will be able to do so.

     The shares of Common Stock issuable on exercise of the Public Warrants will be, when issued in accordance with the Public Warrants, fully paid and non-assessable. The holders of the Public Warrants have no rights as stockholders until they exercise their Public Warrants.

     For the life of the Public Warrants, the holders thereof are given the opportunity to profit from a rise in the market for the Company's Common Stock, with a resulting dilution in the interest of all other stockholders. So long as the Public Warrants are outstanding, the terms on which the Company could obtain additional capital may be adversely affected. The holders of the Public Warrants might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the Public Warrants.

Preferred Stock

     The Company is authorized to issue 5,000,000 shares of preferred stock, no par value (the "Preferred Stock"), none of which is currently outstanding. In December 1994, the Company issued 900,000 shares of Preferred Stock to five of the Company's then executive officers. All such shares were subsequently cancelled with the agreement of the holders. The Preferred Stock may, without action by the stockholders of the Company, be issued by the Board of Directors from time to time in one or more series for such consideration and with such relative rights, privileges and preferences as the Board may determine. Accordingly, the Board has the power to fix the dividend rate and to establish the provisions, if any, relating to voting rights, redemption rates, sinking fund provisions, liquidation preferences and conversion rights for any series of Preferred Stock issued in the future.

The Warrants

     The Company has issued an aggregate of 4,400,000 Warrants, which, along with the underlying 4,400,000 shares of Common Stock, are being registered hereby. See "Selling Stockholders." Each Warrant entitles the holder to purchase one share of Common Stock for $.25 per share at any time until October 2001.

Use of Preferred Stock As Anti-Takeover Device

     It is not possible to state the actual effect of any other authorization of Preferred Stock upon the rights of holders of Common Stock until the Board determines the specific rights of the holders of any other series of Preferred Stock. The Board's authority to issue Preferred Stock also provides a convenient vehicle in connection with possible acquisitions and other corporate purposes, but could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock. Accordingly, the future issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and therefore, may be used as an "anti-takeover" device adversely affecting the holders of the Common Stock and depressing the value of the Common Stock. The Company has no current plans to issue any other Preferred Stock.

See "Risk Factors - Control by Management; Authorization and Issuance of Preferred Stock; Prevention of Changes in Control."

Common Stock Eligible For Future Sale

     There are currently 7,730,001 shares of Common Stock outstanding of which 690,000 shares were registered in the Company's IPO, 6,400,000 shares are being registered hereby and the remaining 640,001 shares may be sold pursuant to Rule 144 commencing in February 1997 subject to the agreement of the holders of 454,494 shares not to sell such shares until October 1999 without the written consent of AAWC. Any future sales may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. The Company has also granted certain demand and piggyback registration rights with respect to the Prior
Representative's Unit Warrants and the Common Stock underlying the Prior Representative's Unit Warrants.

Transfer Agent and Warrant Agent

     Corporate Stock Transfer, Inc., 370 Seventeenth Street, Suite 2350, Denver, Colorado 80202, is the Company's transfer agent and warrant agent.

Dividends

     The Company has not paid cash dividends on its Common Stock and does not intend to pay any cash dividends on its Common Stock in the foreseeable future. Earnings, if any, will be retained to finance growth. The Company has no financing or other agreements which prohibit payment of dividends.

Limitation on Liability

     The Company's Articles of Incorporation provides that liability of directors to the Company for monetary damages is eliminated to the full extent provided by Colorado law. Under Colorado law, a director is not personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability arising from (i) any breach of the director's duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) authorizing the unlawful payment of a dividend or other distribution on the Company's capital stock or the unlawful purchases of its capital stock, or (iv) any transaction from which the director derived any improper personal benefit.

     The effect of this provision in the Articles of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above. This provision does not limit or eliminate the rights of the

Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care or any liability for violation of the federal securities laws.

                              PLAN OF DISTRIBUTION

     By this Prospectus, the company is registering (at its expense) the Registered Securities consisting of 6,400,000 shares of Common Stock, 4,400,000 Warrants and 4,400,000 shares of Common Stock underlying the Warrants. Each Warrant is exercisable to purchase one share of Common Stock at $.25 per share at any time until October 2001. The Registered Securities may be sold from time to time in public or private open market transactions at prevailing market prices less customary selling commissions by the Selling Stockholders whose names are listed in the table below. The Selling Stockholders may use the Prospectus to offer the Registered Securities for sale in transactions in which the Selling Stockholders may be deemed to be "underwriters" within the meaning of the 1933 Act. The Selling Stockholders acquired the Registered Securities in private transactions with the Company between September and October 1996. See "Selling Stockholders" and "Certain Transactions."

                                 LEGAL MATTERS

     Certain legal matters in connection with the Offering will be passed upon for the Company by the Law Office of Gary A. Agron, Englewood, Colorado.

                                    EXPERTS

     The financial statements of the Company for the years ended December 31, 1994 and 1995, appearing in this Prospeftus and Registration Statement, have been audited by Angell & Deering, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             PROTOSOURCE CORPORATION
                            (Formerly SHR Corporation
                         dba Software Solutions Company)

                          INDEX TO FINANCIAL STATEMENTS



Financial Statements                                                  Page
--------------------                                                  ----

 Proforma Unaudited Condensed Balance Sheet as of
  September 30, 1996 and Statements of Operations for
  the nine months ended September 30, 1996 and 1995                   F-2

 Independent Auditors' Report                                         F-9

 Balance Sheets as of September 30, 1996 (Unaudited)
  and December 31, 1995                                               F-10

 Statements of Operations for the nine months ended
  September 30, 1996 and 1995 (Unaudited) and for
  the Years Ended December 31, 1995 and 1994                          F-12

 Statements Of Changes in Shareholders'  Equity
  for the Years Ended December 31, 1995 and 1994 and
  for the nine months ended September 30, 1996
  (Unaudited)                                                         F-13

 Statements Of Cash Flows for the nine months ended
  September 30, 1996 and 1995  (Unaudited) and for
  the Years Ended December 31, 1995 and 1994                          F-14

 Notes To Financial Statements                                        F-16

                             PROTOSOURCE CORPORATION
                     PROFORMA CONDENSED FINANCIAL STATEMENTS



The following unaudited proforma condensed financial statements gives effect to the divestiture of ProtoSource Corporation's (the "Company's") software development, MarketStreet and computer training center divisions (the "divisions") to the former management of the Company. The proforma condensed financial statements are based on the Company's historical financial statements and estimates and assumptions set forth below.

The proforma condensed balance sheet as of September 30, 1996 gives effect to the divestiture of the divisions to the former management of the Company as if the sale took place on September 30, 1996.

The proforma condensed statement of operations for the nine months ended September 30, 1996 includes the divestiture of the divisions as if the transaction was completed at the beginning of the year. The proforma condensed statement of operations for the nine months ended September 30, 1995 includes the divestiture of the divisions as if the transaction was completed at the beginning of the year.

Proforma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate. The unaudited proforma financial information presented herein is not necessarily indicative of the results of operations or financial position that the Company would have obtained had such events occurred at the beginning of the period, as assumed, or of the future results of the Company. The proforma financial statements should be read in conjunction with the historical financial statements and notes thereto included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995 and the Company's Quarterly Report on Form 10-QSB for the nine months ended September 30, 1996.

                                              PROTOSOURCE CORPORATION
                                             (Formerly SHR Corporation
                                         dba Software Solutions Company)
                                         PROFORMA CONDENSED BALANCE SHEET
                                                SEPTEMBER 30, 1996
                                                    (UNAUDITED)




                                                      ASSETS
                                                      ------

                                                                                    Proforma            Proforma
                                                             ProtoSource           Adjustments          Combined
                                                             -----------           -----------          --------
Current Assets:
  Cash and cash equivalents                                  $    2,370           $1,070,000 (1)       $1,072,370
                                                                                     250,000 (2)
                                                                                    (250,000)(3)
  Accounts receivable, net of allowance
   for doubtful accounts of $199,848 and $-0-,
   as adjusted                                                  178,256             (129,438)(3)           48,818
  Inventories                                                    50,288              (50,288)(3)               --
  Deposits and other current assets                              46,775              (20,000)(1)           14,275
                                                                                     (12,500)(3)
                                                             ----------           ----------           ----------
     Total Current Assets                                       277,689              857,774            1,135,463
                                                             ----------           ----------           ----------


Property and Equipment, at cost:
  Land                                                          411,176                  --               411,176
  Building and improvements                                   1,389,590                  --             1,389,590
  Equipment                                                     738,947             (67,806)(3)           671,141
  Furniture                                                     132,750             (38,375)(3)            94,375
  Vehicles                                                       10,090                  --                10,090
                                                             ----------           ----------           ----------
                                                              2,682,553            (106,181)            2,576,372
  Less accumulated depreciation and
   amortization                                                 423,789             (31,732)(3)           392,057
                                                             ----------           ----------           ----------

     Net Property and Equipment                               2,258,764              (74,449)           2,184,315
                                                             ----------           ----------           ----------

Other Assets:
  Software development costs, net of                                                (250,000)(2)
   accumulated amortization of $895,868                         710,215             (460,215)(3)               --
  Deferred tax assets                                            71,550                   --               71,550
  Note receivable                                                35,000              (35,000)(3)          770,850
                                                                                     770,850 (3)
  Deposits and other assets                                      74,141                   --               74,141
                                                             ----------           ----------           ----------

     Total Other Assets                                         890,906               25,635              916,541
                                                             ----------           ----------           ----------

     Total Assets                                            $3,427,359           $  808,960           $4,236,319
                                                             ==========           ==========           ==========








                                      The  accompanying  notes  are an  integral
                         part of these unaudited  proforma  condensed  financial statements.

                                                        F-3


                                              PROTOSOURCE CORPORATION
                                             (Formerly SHR Corporation
                                         dba Software Solutions Company)
                                         PROFORMA CONDENSED BALANCE SHEET
                                                SEPTEMBER 30, 1996
                                                    (UNAUDITED)




                                       LIABILITIES AND SHAREHOLDERS' EQUITY
                                       ------------------------------------

                                                                                    Proforma            Proforma
                                                             ProtoSource           Adjustments          Combined
                                                             -----------           -----------          --------
Current Liabilities:
  Accounts payable                                          $   417,194            $(275,438)(3)       $  141,756
  Accrued liabilities                                           294,710              (81,611)(3)          213,099
  Customer deposits                                              44,415                   --               44,415
  Notes payable                                                 200,000             (200,000)(1)               --
  Current portion of long-term debt                             116,008                   --              116,008
  Unearned customer support revenue                              25,099              (25,099)(3)               --
                                                            -----------            ---------           ----------

     Total Current Liabilities                                1,097,426             (582,148)             515,278
                                                            -----------            ---------           ----------

Long-Term Debt, net of current portion above:
  Bank                                                            3,130                   --                3,130
  Individuals                                                    45,907              (45,907)(3)               --
  Obligations under capital leases                            1,801,161                   --            1,801,161
  Less current portion above                                   (116,008)                  --             (116,008)
                                                            -----------            ---------           ----------

     Total Long-Term Debt                                     1,734,190              (45,907)           1,688,283
                                                            -----------            ---------           ----------

Commitments and contingencies                                        --                   --                   --

Shareholders' Equity:
  Preferred stock, no par value;
   5,000,000 shares authorized, 900,000
   shares issued and outstanding, -0- adjusted                       --                   -- (4)               --
  Common stock, no par value; 10,000,000
   shares authorized, 1,330,001 shares
   issued and outstanding, 7,730,001 as adjusted              3,464,286            1,350,000 (1)        4,814,286
  Retained earnings (deficit)                                (2,868,543)             187,015 (3)       (2,781,528)
                                                                                    (100,000)(1)
                                                            -----------            ---------           ----------
     Total Shareholders' Equity                                 595,743            1,437,015            2,032,758
                                                            -----------            ---------           ----------

     Total Liabilities and Shareholders'
      Equity                                                $ 3,427,359            $ 808,960           $4,236,319
                                                            ===========            =========           ==========











                                      The  accompanying  notes  are an  integral
                         part of these unaudited  proforma  condensed  financial statements.

                                                        F-4


                                              PROTOSOURCE CORPORATION
                                             (Formerly SHR Corporation
                                         dba Software Solutions Company)
                                    PROFORMA CONDENSED STATEMENT OF OPERATIONS
                                   FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                                                    (UNAUDITED)



                                                                                    Proforma            Proforma
                                                             ProtoSource           Adjustments          Combined
                                                             -----------           -----------          --------

Net Revenues:
   Product sales                                             $   19,120           $ (19,120) (5)       $       --
   Hardware equipment sales                                     244,366            (244,366) (5)               --
   Professional service fees                                    808,949            (265,993) (5)          542,956
   Other                                                             --                   --                   --
                                                             ----------            ---------            ---------

     Total Revenues                                           1,072,435             (529,479)             542,956
                                                             ----------            ---------            ---------

Operating Expenses:
   Cost of product sales                                        132,339             (132,339) (5)              --
   Cost of hardware equipment sales                             204,236             (204,236) (5)              --
   Cost of professional services                                342,612              113,648  (5)         456,260
   Sales and marketing                                          384,808             (384,808) (5)              --
   Research and development                                     213,126             (213,126) (5)              --
   General and administrative                                   419,624             (113,648) (5)         305,976
                                                             ----------            ---------            ---------

     Total Operating Expenses                                 1,696,745             (934,509)             762,236
                                                             ----------            ---------            ---------

     Operating Loss                                            (624,310)             405,030             (219,280)
                                                             ----------            ---------            ---------

Other Income (Expense):
   Interest income                                                1,140                   --                1,140
   Interest expense                                            (137,007)                  --             (137,007)
   Financing costs                                                   --                   --                   --
   Rent income                                                       --              108,000  (6)         108,000
   Other, net                                                    78,189                   --               78,189
                                                             ----------            ---------            ---------

     Total Other Income (Expense)                               (57,678)             108,000               50,322
                                                             ----------            ---------            ---------

Loss Before Provision
 (Benefit) For Income Taxes                                    (681,988)             513,030             (168,958)

Provision (benefit) for income taxes                                 --                   --                   --
                                                             ----------            ---------            ---------

Net Loss                                                     $ (681,988)           $ 513,030            $(168,958)
                                                             ==========            =========            =========

Net Loss Per Share of Common
 Stock                                                       $     (.51)                                $    (.02)
                                                             ==========                                 =========

Weighted Average Number of
 Common Shares Outstanding                                    1,330,001                                 7,730,001
                                                             ==========                                 =========












                                      The  accompanying  notes  are an  integral
                         part of these unaudited  proforma  condensed  financial statements.

                                                        F-5

                                              PROTOSOURCE CORPORATION
                                             (Formerly SHR Corporation
                                         dba Software Solutions Company)
                                    PROFORMA CONDENSED STATEMENT OF OPERATIONS
                                   FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                                    (UNAUDITED)



                                                                                    Proforma            Proforma
                                                             ProtoSource           Adjustments          Combined
                                                             -----------           -----------          --------

Net Revenues:
   Product sales                                             $  283,029          $  (283,029) (5)       $      --
   Hardware equipment sales                                     801,316             (801,316) (5)              --
   Professional service fees                                    426,963             (404,493) (5)          22,470
   Other                                                             --                   --                   --
                                                             ----------          -----------            ---------

     Total Revenues                                           1,511,308           (1,488,838)              22,470
                                                             ----------          -----------            ---------

Operating Expenses:
   Cost of product sales                                        227,250             (227,250) (5)              --
   Cost of hardware equipment sales                             632,904             (632,904) (5)              --
   Cost of professional services                                209,493             (133,947) (5)          75,546
   Sales and marketing                                          443,528             (443,528) (5)              --
   Research and development                                     315,684             (315,684) (5)              --
   General and administrative                                   401,424                   --              401,424
                                                             ----------          -----------            ---------

     Total Operating Expenses                                 2,230,283           (1,753,313)             476,970
                                                             ----------          -----------            ---------

     Operating Loss                                            (718,975)             264,475             (454,500)
                                                             ----------          -----------            ---------

Other Income (Expense):
   Interest income                                               48,255                   --               48,255
   Interest expense                                            (122,266)                  --             (122,266)
   Financing costs                                                   --                   --                   --
   Rent income                                                       --              108,000  (6)         108,000
   Other, net                                                    83,893                   --               83,893
                                                             ----------          -----------            ---------

     Total Other Income (Expense)                                 9,882              108,000              117,882
                                                             ----------          -----------            ---------

Loss Before Provision
 (Benefit) For Income Taxes                                    (709,093)             372,475             (336,618)

Provision (benefit) for income taxes                           (170,183)                  --             (170,183)
                                                             ----------          -----------            ---------

Net Loss                                                     $ (538,910)         $   372,475            $(166,435)
                                                             ==========          ===========            =========

Net Loss Per Share of Common
 Stock                                                       $     (.45)                                $    (.02)
                                                             ==========                                 =========

Weighted Average Number of
 Common Shares Outstanding                                    1,205,441                                 7,605,441
                                                             ==========                                 =========








                                      The  accompanying  notes  are an  integral
                         part of these unaudited  proforma  condensed  financial statements.

                                                        F-6


                             PROTOSOURCE CORPORATION
                NOTES TO PROFORMA CONDENSED FINANCIAL STATEMENTS
                                   (UNAUDITED)



1.  Basis of Presentation
    ---------------------
     In 1996, the Company retained the Kriegsman Group ("Kriegsman"), a financial consulting firm, to assist it with a financial restructuring of its operations. Kriegsman was to use its best efforts to provide a minimum of $1,500,000 of financing for the Company through bridge loans or equity financing. In August 1996, a bridge loan of $200,000 was obtained by the Company for which the Company issued 400,000 shares of common stock to the bridge lenders as additional consideration for the $200,000 loan. In October and November 1996 the Company sold 6,000,000 shares of its common stock at $.25 per share through an Underwriter, which included the conversion of the $200,000 bridge loan into common stock. The Company paid the Underwriter a 10% sales commission and a 3% nonaccountable expense allowance on the bridge loan and sale of common stock. The Company also entered into a two year financial consulting agreement with the Underwriter which provides for a monthly consulting fee of $5,000 for the two year period.

     As a part of the financing transaction, the Company granted both the Underwriter and Kriegsman warrants to purchase common stock. The Company granted 2,200,000 warrants to each which are exercisable at $.25 per share for a four year period through October 31, 2001. The Company also agreed to use its best efforts to file a Registration Statement within 90 days of the closing of the Private Placement to register the shares issued in the Private Placement and the shares underlying the warrants issued to the Underwriter and Kriegsman.

     In connection with the financial restructuring the Company agreed to divest the software development, MarketStreet and the computer training center divisions. The divisions were spun-off to a new Company owned by the former management of the Company on December 31, 1996. All of the assets of the three divisions and the related liabilities and facilities leases were assumed by the former management. Also included in the assets of the divested divisions will be $500,000 in cash less expenses of the divested divisions paid prior to closing. The management of the divested divisions will also assume all litigation and claims related to the divisions which includes one law suit in the amount of approximately $70,000. The Kriegsman Group will also nominate new members for the Board of Directors upon completion of the divestiture of the three divisions. The Company will receive a 25% ownership interest in the common stock of the new company formed to acquire the divested divisions and the divested divisions will lease the principal office from the Company for a period of eighteen months at the current market rate.

                             PROTOSOURCE CORPORATION
                NOTES TO PROFORMA CONDENSED FINANCIAL STATEMENTS
                                   (UNAUDITED)



2.  Proforma  Net Income  (Loss) Per Share of Common Stock
    ------------------------------------------------------
     The proforma net income (loss) per share of common stock is based on the weighted average number of common shares outstanding during the period. The shares issued in the Private Placement described above are given effect to as if they were issued at the beginning of the period for each period presented in the proforma combined calculations.

3.  Proforma Adjustments
    --------------------
     Adjustments to present the proforma combined condensed financial statements are as follows:

     1. Adjustment to record the sale of 6,000,000 shares of common stock at $.25 per share, which includes conversion of the $200,000 Bridge Loan into common stock, net of offering expenses of approximately $250,000. Also includes issuance of 400,000 shares of common stock as additional consideration to the bridge lenders.

     2. Adjustment to record the receipt of approximately $250,000 from the sale of additional interest in the Software, net of expenses.

     3. Adjustment to record the divestiture of the assets and liabilities of the divested divisions.

     4. Adjustment to record cancellation of all of the outstanding Preferred Stock of the Company in accordance with the terms of the Divestiture Agreement.

     5. Adjustment to remove the operations of the divested divisions for the period.

     6. Adjustment to record rent income for the sublease of office space to the divested divisions of $12,000 per month.

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
ProtoSource Corporation


We have audited the accompanying balance sheet of ProtoSource Corporation (formerly SHR Corporation dba Software Solutions Company) as of December 31, 1995 and the related statements of operations, changes in shareholders' equity and cash flows for the years ended December 31, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ProtoSource Corporation as of December 31, 1995 and the results of its operations and its cash flows for the years ended December 31, 1995 and 1994 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $1,816,285 during the year ended December 31, 1995. As discussed in Note 1 to the financial statements, the Company's significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                                  Angell & Deering
                                                  Certified Public Accountants

Denver, Colorado
February 23, 1996

                                              PROTOSOURCE CORPORATION
                                             (Formerly SHR Corporation
                                         dba Software Solutions Company)
                                                  BALANCE SHEETS

                                                      ASSETS
                                                      ------

                                                     September 30,           December 31,
                                                        1996                     1995
                                                     ------------            ------------
                                                     (Unaudited)
Current Assets:
  Cash and cash equivalents                           $    2,370              $  138,646
  Accounts receivable, net of allowance
   for doubtful accounts of $199,848                     178,256                 214,109
  Inventories                                             50,288                  16,059
  Deposits and other current assets                       46,775                  21,252
                                                      ----------              ----------

         Total Current Assets                            277,689                 390,066
                                                      ----------              ----------


Property and Equipment, at cost:
  Land                                                   411,176                 411,176
  Building and improvements                            1,389,590               1,389,590
  Equipment                                              738,947                 633,224
  Furniture                                              132,750                 131,895
  Vehicles                                                10,090                  18,628
                                                      ----------              ----------
                                                       2,682,553               2,584,513
  Less accumulated depreciation and
   amortization                                          423,789                 287,441
                                                      ----------              ----------

         Net Property and Equipment                    2,258,764               2,297,072
                                                      ----------              ----------

Other Assets:
  Software development costs, net of
   accumulated amortization of $895,868
   and $763,614, respectively                            710,215                 400,368
  Deferred tax assets                                     71,550                  71,550
  Note receivable                                         35,000                  35,000
  Deposits and other assets                               74,141                  75,355
                                                      ----------              ----------

         Total Other Assets                              890,906                 582,273
                                                      ----------              ----------

         Total Assets                                 $3,427,359              $3,269,411
                                                      ==========              ==========







                                      The  accompanying  notes  are an  integral
                                        part of these financial statements.

                                                       F-10


                                              PROTOSOURCE CORPORATION
                                             (Formerly SHR Corporation
                                         dba Software Solutions Company)
                                                  BALANCE SHEETS


                                       LIABILITIES AND SHAREHOLDERS' EQUITY
                                       ------------------------------------

                                                           September 30,           December 31,
                                                              1996                    1995
                                                           -------------           ------------
                                                           (Unaudited)
Current Liabilities:
  Accounts payable                                         $   417,194             $   195,158
  Accrued liabilities                                          294,710                  77,736
  Customer deposits                                             44,415                   5,500
  Notes payable                                                200,000                   5,000
  Current portion of long-term debt                            116,008                 101,551
  Unearned customer support revenue                             25,099                  34,542
                                                           -----------             -----------

         Total Current Liabilities                           1,097,426                 419,487
                                                           -----------             -----------

Long-Term Debt, net of current portion above:
  Bank                                                           3,130                   5,723
  Individuals                                                   45,907                  29,843
  Obligations under capital leases                           1,801,161               1,792,970
  Less current portion above                                  (116,008)               (101,551)
                                                           -----------             -----------

         Total Long-Term Debt                                1,734,190               1,726,985
                                                           -----------             -----------

Commitments and contingencies                                       --                      --

Shareholders' Equity:
  Preferred stock, no par value;
   5,000,000 shares authorized, 900,000
   shares issued and outstanding                                    --                      --
  Common stock, no par value; 10,000,000
   shares authorized, 1,330,001 shares
   issued and outstanding                                    3,464,286               3,309,494
  Retained earnings (deficit)                               (2,868,543)             (2,186,555)
                                                           -----------             -----------

         Total Shareholders' Equity                            595,743               1,122,939
                                                           -----------             -----------

         Total Liabilities and Shareholders'
          Equity                                           $ 3,427,359             $ 3,269,411
                                                           ===========             ===========






                                      The  accompanying  notes  are an  integral
                                        part of these financial statements.

                                                       F-11

                                              PROTOSOURCE CORPORATION
                                             (Formerly SHR Corporation
                                         dba Software Solutions Company)
                                             STATEMENTS OF OPERATIONS

                                              Nine Months Ended September 30,            Years Ended December 31,
                                              -------------------------------            ------------------------
                                                  1996              1995                     1995          1994
                                                  ----              ----                     ----          ----
                                                        (Unaudited)
Net Revenues:
   Product sales                                $   19,120       $  283,029              $   283,029    $  144,736
   Hardware equipment sales                        244,366          801,316                  942,101       983,690
   Professional service fees                       808,949          426,963                  609,836       680,528
   Other                                                --               --                       --        22,436
                                               -----------       ----------              -----------    ----------

     Total Revenues                              1,072,435        1,511,308                1,834,966     1,831,390
                                               -----------       ----------              -----------    ----------

Operating Expenses:
   Cost of product sales                           132,339          227,250                  412,258       180,830
   Cost of hardware equipment sales                204,236          632,904                  719,698       743,528
   Cost of professional services                   342,612          209,493                  307,743       350,454
   Sales and marketing                             384,808          443,528                  640,819       275,267
   Research and development                        213,126          315,684                  495,254       231,625
   General and administrative                      419,624          401,424                1,079,503       257,250
                                               -----------       ----------              -----------    ----------

     Total Operating Expenses                    1,696,745        2,230,283                3,655,275     2,038,954
                                               -----------       ----------              -----------    ----------

     Operating Loss                               (624,310)        (718,975)              (1,820,309)     (207,564)
                                               -----------       ----------              -----------    ----------

Other Income (Expense):
   Interest income                                   1,140           48,255                   50,891           742
   Interest expense                               (137,007)        (122,266)                (160,192)      (64,167)
   Financing costs                                      --               --                       --      (260,000)
   Rent income                                          --               --                  124,356        62,645
   Other, net                                       78,189           83,893                  (10,231)       13,919
                                               -----------       ----------              -----------    ----------

     Total Other Income (Expense)                  (57,678)           9,882                    4,824      (246,861)
                                               -----------       ----------              -----------    ----------

Loss Before Provision
 (Benefit) For Income Taxes                       (681,988)        (709,093)              (1,815,485)     (454,425)

Provision (benefit) for income taxes                    --         (170,183)                     800       (81,329)
                                                ----------       ----------              -----------    ----------

Net Loss                                        $ (681,988)      $ (538,910)             $(1,816,285)   $ (373,096)
                                                ==========       ==========              ===========    ==========

Net Loss Per Share of Common
 Stock                                          $     (.51)      $     (.45)             $     (1.47)   $     (.62)
                                                ==========       ==========              ===========    ==========

Weighted Average Number of
 Common Shares Outstanding                       1,330,001        1,205,441                1,236,590       598,719
                                                ==========       ==========              ===========    ==========





                                      The  accompanying  notes  are an  integral
                                        part of these financial statements.

                                                       F-12

                                              PROTOSOURCE CORPORATION
                                             (Formerly SHR Corporation
                                         dba Software Solutions Company)
                                        STATEMENTS OF SHAREHOLDERS' EQUITY

                                                      Series A
                                                   Preferred Stock               Common Stock         Retained
                                                   ---------------               ------------         Earnings
                                                Shares         Amount      Shares        Amount       (Deficit)
                                                ------         ------      ------        ------       ---------

Balance at December 31, 1993                        --          $  --      571,430    $   52,195      $   2,826

Issuance of common stock                            --             --       28,571        31,400             --

Issuance of common stock                            --             --       40,000       220,000             --

Issuance of preferred stock                    900,000             --           --            --             --

Net loss                                            --             --           --            --       (373,096)
                                               -------           ----    ---------    ----------      ---------

Balance at December 31, 1994                   900,000             --      640,001       303,595       (370,270)

Issuance of common stock and warrants
 in public offering (net of offering
 costs of $808,476)                                 --             --      690,000     2,986,524             --

Contribution of shares to the Company
 by officers and directors for issuance
 in connection with an acquisition                  --             --           --        19,375             --

Net loss                                            --             --           --            --     (1,816,285)
                                                -------          ----    ---------   -----------      ---------

Balance at December 31, 1995                   900,000             --    1,330,001     3,309,494     (2,186,555)

Contribution of capital by officers
 through forgiveness of previously
 accrued salaries (unaudited)                       --             --           --       154,792             --

Net loss (unaudited)                                --             --           --            --       (681,988)
                                               -------           ----    ---------    ----------    -----------

Balance at September 30, 1996
  (unaudited)                                  900,000           $ --    1,330,001    $3,464,286    $(2,868,543)
                                               =======           ====    =========    ==========    ===========










                                      The  accompanying  notes  are an  integral
                                        part of these financial statements.

                                                       F-13

                                                      PROTOSOURCE CORPORATION
                                                      (Formerly SHR Corporation
                                                   dba Software Solutions Company)
                                                      STATEMENTS OF CASH FLOWS

                                                        Nine Months Ended September 30,          Years Ended December 31,
                                                      -------------------------------            ------------------------
                                                           1996              1995                   1995          1994
                                                           ----              ----                  ----           ----
                                                                (Unaudited)
  Cash Flows From Operating Activities:
    Net loss                                             $(681,988)      $  (538,910)            $(1,816,285)    $(373,096)
    Adjustments to reconcile net
     loss to net cash provided
     by operating activities:
      Depreciation and amortization                        268,687           337,933                 584,810       234,164
      Provision for bad debts                                   --                --                 508,187        67,354
      Deferred income taxes                                     --          (164,987)                     --       (83,971)
      Compensation from issuance
       of common stock                                          --                --                      --        24,350
      Issuance of common stock for
       costs of financing                                       --                --                      --       220,000
      Changes in operating assets
       and liabilities:
       Accounts receivable                                  35,853          (537,852)               (499,436)     (223,467)
       Inventories                                         (34,229)          (95,083)                 (4,625)       (5,204)
       Deposits and other assets                            (5,523)          (55,585)                (18,814)      (42,852)
       Accounts payable                                    222,036          (200,303)               (150,623)      295,956
       Accrued liabilities                                 371,766            23,760                 (10,618)       53,772
       Customer deposits                                    38,915            24,254                 (12,213)      (79,154)
       Unearned customer support revenue                    (9,443)           (3,867)                 (5,286)          100
                                                         ---------       -----------             -----------     ---------

         Net Cash Provided (Used) By
          Operating Activities                             206,074        (1,210,640)             (1,424,903)       87,952
                                                         ---------       -----------             -----------     ---------

  Cash Flows From Investing Activities:
    Purchases of property and equipment                     (7,238)         (454,939)               (403,591)      (89,151)
    Software development costs capitalized                (442,186)         (500,781)               (592,754)     (250,702)
    Receivable from shareholders                                --                --                 (35,000)       17,966
    Other                                                    1,214           (11,778)                     --        (4,000)
                                                         ---------       -----------             -----------     ---------

         Net Cash (Used) By Investing
          Activities                                      (448,210)         (967,498)             (1,031,345)     (325,887)
                                                         ---------       -----------             -----------     ---------

  Cash Flows From Financing Activities:
    Proceeds from line of credit, net                           --                --                      --        35,000
    Payments on notes payable                             (106,140)         (564,753)               (625,998)      (34,408)
    Proceeds from borrowing                                232,000                --                  20,000       400,010
    Issuance of common stock                                    --         3,795,000               3,795,000         7,050
    Deferred offering costs                                (20,000)         (619,990)               (619,990)     (188,487)
                                                         ----------      -----------             -----------     ---------

         Net Cash Provided By Financing
          Activities                                       105,860         2,610,257               2,569,012       219,165
                                                         ---------       -----------             -----------     ---------

         Net Increase (Decrease) in Cash
          and Cash Equivalents                            (136,276)          432,119                 112,764       (18,770)

         Cash and Cash Equivalents at
          Beginning of Period                              138,646            25,882                  25,882        44,652
                                                         ---------       -----------             -----------    ----------

         Cash and Cash Equivalents at
          End of Period                                  $   2,370       $   458,001             $   138,646    $   25,882
                                                         =========       ===========             ===========    ==========

                                     The accompanying notes are an integral
                                       part of these financial statements.

                                                     F-14

                                                       PROTOSOURCE CORPORATION
                                                      (Formerly SHR Corporation
                                                   dba Software Solutions Company)
                                                      STATEMENTS OF CASH FLOWS


                                                        Nine Months Ended September 30,           Years Ended December 31,
                                                        -------------------------------           ------------------------
                                                            1996              1995                   1995          1994
                                                            ----              ----                   ----          ----
                                                                  (Unaudited)
  Supplemental Disclosure of
   Cash Flow Information:
    Cash paid during the period for:
     Interest                                            $ 137,007         $ 122,266             $   174,251    $   50,108
     Income taxes                                               --                --                     800         2,800

  Supplemental Disclosure of Noncash
   Investing and Financing Activities:
    Acquisition of equipment
     under capital leases                                $  90,802         $      --             $   118,701    $   32,064
    Acquisition of land and building and
     improvements under capital lease                           --                --                      --     1,760,000
    Purchase of assets for notes payable                        --                --                      --        49,090
    Common stock contributed by stockholders
     for issuance in acquisition by the
     Company                                                    --                --                  19,375            --
    Capital contribution by officers through
     forgiveness of previously accrued salaries            154,792                --                      --            --






                                               The accompanying notes arean integral
                                                part of these financial statements.

                                                                F-15

                                              PROTOSOURCE CORPORATION
                                             (Formerly SHR Corporation
                                         dba Software Solutions Company)
                                           NOTES TO FINANCIAL STATEMENTS


1.  Summary of Significant Accounting Policies
    ------------------------------------------

     Description of Business
     -----------------------
     ProtoSource Corporation, formerly SHR Corporation, doing business as Software Solutions Company (the "Company"), was incorporated on July 1, 1988, under the laws of the state of California. The Company is a software developer and computer systems integrator in the agriculture and general business application market and is an Internet services provider.

     Basis of Presentation
     ---------------------
     The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing as may be required, and to increase sales to a level where the Company becomes profitable. Additionally, the Company has experienced significant cash liquidity shortfalls from operations.

     The Company's continued existence is dependent upon its ability to achieve its operating plan. Management's plan consists of the following:

              1. Sale of certain assets of the Company.
              2. Reduction of cash shortfalls as a result of downsizing
                 in general and administrative and research and development expenditures.
              3. Potential exercise of outstanding common stock
                 purchase warrants.
              4. Obtaining additional equity capital through the sale
                 of common stock.

     If management cannot achieve its operating plan because of sales shortfalls or other unfavorable events, the Company may find it necessary to dispose of assets, or undertake other actions as may be appropriate.

     Unaudited Interim Financial Statements
     --------------------------------------
     The financial statements as of September 30, 1996 and for the nine months ended September 30, 1996 and 1995 are unaudited, however, in the opinion of management of the Company, all adjustments (consisting solely of normal recurring adjustments) necessary to a fair presentation of the financial statements for the interim periods have been made.

                             PROTOSOURCE CORPORATION
                            (Formerly SHR Corporation
                         dba Software Solutions Company)
                          NOTES TO FINANCIAL STATEMENTS


1.  Summary of Significant Accounting Policies (Continued)
    ------------------------------------------------------

     Amendment to Authorized Common and Preferred Shares and Stock Split
     -------------------------------------------------------------------
     On June 20, 1994, the Company's shareholders adopted a resolution approving a 101.3171 for one stock split of the issued and outstanding common shares, effective July 1, 1994. In October 1994, the company's Board of Directors authorized and the shareholders approved, an amendment and restatement of the Company's Articles of Incorporation, to increase the number of authorized shares of common stock to 10,000,000 shares and to authorize the issuance of up to 5,000,000 shares of preferred stock. All share information and per share data have been restated for all periods presented to reflect the stock split and increase in authorized shares.

     Revenue Recognition
     -------------------
     Product sales represent sales of application software to end users. Equipment sales represent sales of computer and peripheral equipment bundled with the Company's software. Professional service fees represent revenue from custom programming, post contract customer support (PCS) agreements and training and installation related services. Fees associated with insignificant vendor obligations related to installation of systems are deferred and recognized upon completion of performance. Other income represents primarily sales of promotional brochures, marketing materials and sales of miscellaneous equipment and supplies.

     Revenue from product sales is recognized upon delivery to the customer, provided that no significant vendor or PCS obligations remain, and collection of the related receivable is deemed probable. Revenue from PCS agreements is recognized on a straight-line basis over the period of the PCS agreement.

     Net revenues consist of sales,  less discounts.  Through December 31, 1995,
     the  Company  has  not  had   significant   sales  returns  or  experienced
     significant warranty costs.

     Cash and Cash Equivalents
     -------------------------
     For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

     Inventories
     -----------
     Inventories, consisting of computer equipment and supplies held for resale, are stated at the lower of cost (determined on the first in, first out method) or market.

                             PROTOSOURCE CORPORATION
                            (Formerly SHR Corporation
                         dba Software Solutions Company)
                          NOTES TO FINANCIAL STATEMENTS


1.  Summary of Significant Accounting Policies (Continued)
    ------------------------------------------------------

     Property and Equipment
     ----------------------
     Depreciation and amortization of equipment, furniture and vehicles are computed using the straight-line method over estimated useful lives of three to seven years. Assets held under capital lease obligations, exclusive of land, are amortized using the straight-line method over the shorter of the useful lives of the assets or the term of the lease. Depreciation of property and equipment charged to operations was $171,695 and $50,845 for the years ended December 31, 1995 and 1994, respectively.

     Software Development Costs
     --------------------------
     Software development costs are capitalized with respect to those products for which technological feasibility (as defined in Statement of Financial Accounting Standards No. 86) has been established. Capitalized amounts are reported at the lower of unamortized cost or net realizable value. These costs are amortized into cost of goods sold on a product-by-product basis. The annual amortization expense is the greater of the amount computed using the ratio of current revenue to the total anticipated revenue for the product or the straight-line method over the estimated life of the product starting when the product is available for general release to customers. Generally, the Company amortizes these costs over three years. Software development costs capitalized relate primarily to product enhancements. Amortization expense for capitalized software was $412,258 and $183,163 for the years ended December 31, 1995 and 1994, respectively.

     Deferred Offering Costs
     -----------------------
     In connection with the Company's public offering (Note 6), costs incurred to complete the offering have been deferred and were offset against the proceeds of the offering.

     Income Taxes
     ------------
     The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," in 1992. Under the statement, deferred income taxes are provided for temporary differences between the financial reporting and tax bases of assets and liabilities using enacted tax laws and rates for the years when the differences are expected to reverse.

     The Company had a fiscal year-end of June 30 for income tax reporting purposes. The Company changed its fiscal year-end for income tax reporting to December 31 to conform with its fiscal year for financial reporting purposes.

                             PROTOSOURCE CORPORATION
                            (Formerly SHR Corporation
                         dba Software Solutions Company)
                          NOTES TO FINANCIAL STATEMENTS


1.  Summary of Significant Accounting Policies (Continued)
    ------------------------------------------------------

     Net Income (Loss) Per Share of Common Stock
     -------------------------------------------
     Net income (loss) per share of common stock is based upon the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Common stock equivalents represent the dilutive effect of the assumed exercise of certain outstanding stock options and warrants.

     Estimates
     ---------
     The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  Current Notes Payable
    ---------------------

     Bank
     ----
     Installment note due October 1996,  monthly
     principal payments of $500 plus interest at
     the Bank's base rate plus 1.5%  (10.0% at
     December 31, 1995), collateralized by
     substantially all assets of the Company.                      $  5,000
                                                                   ========
3.  Long-Term Debt
    --------------
     Long-term debt consists of the following:

     Bank
     ----
     10.5% installment note due in 1997 with monthly
     principal   and  interest   payments  of  $328,
     collateralized by an automobile.                             $    5,723

     Individuals
     -----------

     10% unsecured installment note due in 1996 with
     monthly principal and interest payments of $829
     with a balloon payment due in 1996.                              29,843

     Obligations Under Capital Leases
     --------------------------------
     5.7% to 20.1% installment notes due in 1997 to
     2000, collateralized by equipment.                              156,392

     9% capital  lease for  building and land with
     a 20 year lease term, with monthly  principal
     and  interest  payments of $15,634 for the
     first five years,  $19,021 for the next five
     years, $23,142 for the next five years and
     $28,156 for the next five years with an
     escalating purchase option (Note 7).                          1,636,578
                                                                   ---------

                             PROTOSOURCE CORPORATION
                            (Formerly SHR Corporation
                         dba Software Solutions Company)
                          NOTES TO FINANCIAL STATEMENTS


3.  Long-Term Debt (Continued)
    --------------------------
         Total Long-Term Debt                                  $1,828,536
         Less current portion of long-term debt                  (101,551)
                                                               ----------

         Long-Term Debt                                        $1,726,985
                                                               ==========

     Installments due on debt principal, including the capital leases, at December 31, 1995 are as follows:

               Year Ending
               December 31,
                  1996                                         $  101,551
                  1997                                             98,600
                  1998                                             83,061
                  1999                                             75,827
                  2000                                             99,547
                  Later years                                   1,369,950
                                                                ---------

                Total                                          $1,828,536
                                                               ==========

4.  Income Taxes
    ------------

     The components of the provision  (benefit) for income taxes are as follows:

                                                    1995             1994
                                                    ----             ----
     Current:
       Federal                                   $     --          $     654
       State                                          800              1,988
                                                 --------          ---------
        Total                                         800              2,642
                                                 --------          ---------

      Deferred:
        Federal                                        --            (64,109)
        State                                          --            (19,862)
                                                 --------          ---------
         Total                                         --            (83,971)
                                                 --------          ---------

      Total Provision For Income Taxes           $    800          $ (81,329)
                                                 ========          =========


     The provision (benefit) for income taxes reconciles to the amount computed by applying the federal statutory rate to income before the provision (benefit) for income taxes as follows:

                                                   1995             1994
                                                   ----             ----

             Federal statutory rate                (25)%             (15)%
             State franchise taxes,
              net of federal benefits               (4)               (4)
             Valuation allowance                    29                --
             Other                                  --                 1
                                                ------             -----

                 Total                              -- %             (18)%
                                                ======             =====

     Significant components of deferred income taxes as of December 31, 1995 are as follows:

                             PROTOSOURCE CORPORATION
                            (Formerly SHR Corporation
                         dba Software Solutions Company)
                          NOTES TO FINANCIAL STATEMENTS


4.  Income Taxes (Continued)
    ------------------------

             Net operating loss carryforward                $ 682,110
             Vacation accrual                                   2,070
             Allowance for bad debts                           61,560
                                                            ---------

             Total deferred tax asset                         745,740
                                                            ---------
             Software development costs                      (115,340)
             Accelerated depreciation                         (27,390)
             State income taxes                                (1,520)
                                                            ---------

             Total deferred tax liability                    (144,250)
             Less valuation allowance                        (529,940)
                                                            ---------
             Net Deferred Tax Asset                         $  71,550
                                                            =========

     The Company has assessed its past earnings history and trends, sales backlog, budgeted sales, and expiration dates of carryforwards and has determined that it is more likely than not that $71,550 of deferred tax assets will be realized. The remaining valuation allowance of $529,940 is maintained on deferred tax assets which the Company has not determined to be more likely than not realizable at this time. The Company will continue to review this valuation on a quarterly basis and make adjustments as appropriate.

     At December 31, 1995, the Company had federal and California net operating loss carryforwards of approximately $2,500,000 and $1,200,000, respectively. Such carryforwards expire in the years 2007 through 2010 and 1997 through 2000 for federal and California purposes, respectively.

5.  Acquisitions
    ------------

     In June 1994, the Company purchased, from an unrelated individual, certain assets of a computer education and training business, consisting primarily of equipment and supplies, for $5,000 in cash and a note payable in the amount of $39,000. The note bears interest at 10% and is payable in monthly installments, including interest, of $829 through July 1996, when the remaining balance becomes due and payable.

     In July 1995, the Company purchased, from an unrelated individual certain assets of ValleyNet Communications, an Internet services provider. The purchase price was $50,000 in cash and 5,000 shares of the Company's common stock. The common stock was issued by the Company's shareholders in accordance with their agreement to use certain of their shares owned individually in connection with future acquisitions of the Company (Note
     8). The assets acquired consists of computer hardware and software, and goodwill of $21,245 was recorded in connection with the acquisition. The goodwill will be amortized over a fifteen year useful life.

                             PROTOSOURCE CORPORATION
                            (Formerly SHR Corporation
                         dba Software Solutions Company)
                          NOTES TO FINANCIAL STATEMENTS


6.  Shareholders' Equity
    --------------------

     Incentive Stock Option Plan
     ---------------------------
     In November 1994, the Company's Board of Directors authorized and the shareholders approved, a stock option plan which provides for the grant of incentive and nonqualified options to eligible officers and key employees of the Company to purchase up to 150,000 shares of the Company's common stock. The purchase price of such shares shall be at least equal to the fair market value at the date of grant. Such options vest at the discretion of the Board of Directors, generally over a four-year period. The stock option plan expires in 2004. As of December 31, 1995, no options have been granted under the Plan.

     Preferred Stock
     ---------------
     In December 1994, the Company issued to six individuals, including the Company's five executive officers, for no consideration, a total of 900,000 shares of Series A Convertible Preferred Stock, no par value. Such shares are automatically convertible, in varying amounts per year, into an equivalent number of shares of common stock through 2003 if certain revenue and net income milestones are met as follows:

          (i) an aggregate of 9,375 shares of Series A Preferred Stock will convert to common stock if the Company reports gross annual revenues of at least $9,600,000 and annual after tax earnings of at least $1,550,000 for the calendar year ended December 31, 1996, an additional 9,375 shares per year will convert to common stock from 1997 to 2002, and 121,875 shares in 2003 if the company reports gross annual revenues of at least $9,600,000, and annual after tax earnings of at least $1,550,000 for calendar years 1997 through 2003.

          (ii) an aggregate of 9,375 shares of Series A Preferred Stock will convert to common stock if the Company reports gross annual revenues of at least $15,500,000 and annual after tax earnings of at least $3,000,000 for the calendar year ending December 31, 1997, an additional 9,375 shares per year will convert to common stock from 1998 to 2002, and 131,250 shares in 2003 if the Company reports gross annual revenues of at least $15,500,000, and annual after tax earnings of at least $3,000,000 for calendar years 1998 through 2003.

          (iii) An aggregate of 15,000 shares of Series A Preferred Stock will convert to common stock if the Company reports gross annual revenues of at least $23,800,000 and annual after tax earnings of at least $5,100,000 for the calendar year ending December 31, 1998, an additional 5,000 shares per year will convert to common stock from

                             PROTOSOURCE CORPORATION
                            (Formerly SHR Corporation
                         dba Software Solutions Company)
                          NOTES TO FINANCIAL STATEMENTS


6.  Shareholders' Equity (Continued)
    --------------------------------

     Preferred Stock (Continued)
     ---------------------------
          1999 to 2002, and 225,000 shares in 2003 if the Company reports gross annual revenues of at least $23,800,000, and annual after tax earnings of at least $5,100,000 for calendar years 1999 through 2003.

     The fair market value of the common stock issued upon conversion will be charged to operations at that time. Any preferred shares not converted during such period will be canceled. If, prior to January 1, 1999 (i) the Company consolidates with or merges into another corporation or entity (and the Company is not the survivor) or if the Company sells or leases substantially all of its assets and the Company's common stock has appreciated an average of 10% per annum for each 12 month period following the date of the Company's Prospectus (February 9, 1995) or (ii) any person, entity or affiliated group or entities acquires 40% or more of the Company's common stock in any 12 month period, then all preferred stock will be automatically converted into common stock. While outstanding, the preferred stock does not carry voting rights or dividend rights and has a liquidation preference of $.01 per share.

     Common Stock and Warrants
     -------------------------
     The closing for the Company's IPO occurred on February 17, 1995. The Company sold 690,000 units at $5.50 per unit and paid the Underwriter a 10% commission and a 3% nonaccountable expense allowance which resulted in net proceeds to the Company of $2,986,524. Each unit consists of one share of the Company's common stock and one warrant to purchase an additional share of common stock at $6.50 per share until February 9, 1998. The warrants may be redeemed by the Company at any time, upon 30 days written notice to the holders at a price of $.01 per warrant if the closing price of the common stock is $7.50 or more for 30 consecutive days. The Company also entered into a one year financial consulting contract with the Underwriter for $36,000 which was paid in full in advance. In connection with the offering, the Company issued the Underwriter, for $100, a warrant to purchase 10% of the number of Units sold in the offering. The Warrant is exercisable for a period of four years beginning February 9, 1996. The Underwriter's Warrant is exercisable at a price of $6.60 per Unit. The Units subject to the Underwriter's Warrant are identical to the Units sold to the public.

     On May 15, 1994, the company issued 28,571 shares of common stock to an employee in return for $7,050 cash and services rendered. In connection with the issuance of common stock, the Company recognized $24,350 of compensation expense.

                            PROTOSOURCE CORPORATION
                           (Formerly SHR Corporation
                        dba Software Solutions Company)
                         NOTES TO FINANCIAL STATEMENTS

6.  Shareholders' Equity (Continued)
    --------------------------------

     Common Stock and Warrants (Continued)
     -------------------------------------
     In connection with the Company's bridge loan financing in 1994, the Company agreed to issue 40,000 restricted shares of common stock to the individuals on the basis of one share for each $10 loaned. The shares were issued upon closing of the Company's IPO on February 17, 1995. The fair market value of the common stock issued ($220,000) was charged to operations in 1994 as additional financing costs.

7.  Commitments and Contingencies
    -----------------------------

     In September 1994, the Company acquired, under a 20 year noncancellable capital lease, an office building, including land and improvements. The Company occupies approximately half of the space as its corporate office facility and has sublet the remaining space to unrelated parties. The lease requires initial annual minimum lease payments of $187,608, increasing every five years to a maximum annual payment of $337,872 in 2009. Under the lease, the Company has an option at any time through April 30, 1996, to purchase the building and land for $1,700,000. Such amount increases to $1,800,000 through April 30, 1997 and $1,900,000 through April 30, 1998.
     After April 30, 1998, the option amount increases annually by the percentage increase in the Consumer Price Index, as further described in the lease. Upon exercise of the purchase option, all lease payments made by the Company will be applied toward the down payment for the purchase price based upon an amortized 20 year note with interest accrued at 9% per annum.

     The Company also leases certain computer equipment and furniture and fixtures under noncancellable capital leases.

     The Company leases its education and training and other facilities, certain vehicles and computer equipment under noncancellable operating leases. The Company entered into subleases for its education and training facilities subsequent to entering into the capital lease for the Company's office building described above. The sublease rentals to be received in the future are approximately $51,570 and have been deducted from the future minimum operating lease payments in the table below.

     The following is a schedule of future minimum lease payments at December 31, 1995 under the Company's capital leases (together with the present value of minimum lease payments) and operating leases that have initial or remaining noncancellable lease terms in excess of one year:

                                              PROTOSOURCE CORPORATION
                                             (Formerly SHR Corporation
                                         dba Software Solutions Company)
                                           NOTES TO FINANCIAL STATEMENTS


7.  Commitments and Contingencies (Continued)
    -----------------------------------------

                  Year Ending                          Capital           Operating
                 December 31,                          Leases             Leases               Total
                 ------------                          ------             ------               -----
                    1996                            $   248,964          $ 78,070           $  327,034
                    1997                                245,306            65,968              311,274
                    1998                                228,310            55,569              283,879
                    1999                                225,947            42,168              268,115
                    2000                                248,462            21,468              269,930
               Later years                            3,933,825                --            3,933,825
                                                    -----------          --------           ----------

            Total Minimum Lease
             Payments                                 5,130,814          $263,243           $5,394,057
                                                                         ========           ==========

            Less amount representing
             interest                                (3,337,844)
                                                    -----------
            Present Value of Net
             Minimum Lease Payments                 $ 1,792,970
                                                    ===========


     Rent expense amounted to approximately $133,555 and $82,589 for the years ended December 31, 1995 and 1994, respectively.

     Leased equipment under capital leases as of December 31, 1995 is as follows:

     Building                                                 $1,348,824
     Land                                                        411,176
     Equipment                                                   190,196
     Less accumulated amortization                              (133,103)
                                                              ----------

     Net Property and Equipment Under
      Capital Leases                                          $1,817,093
                                                              ==========

8. Related Party Transactions
    --------------------------

     The Company has entered into transactions with its officers and directors, as follows.

     The Company loaned $17,966 to two officers of the Company. The advances were non-interest bearing and were repaid in 1994.

     The Company has a note receivable from its President of $35,000 at December 31, 1995. Interest is payable monthly at 9% per annum and the note is due in April 1997. The note is secured by 50,000 shares of the Company's common stock which are owned by the Company's President.

                             PROTOSOURCE CORPORATION
                            (Formerly SHR Corporation
                         dba Software Solutions Company)
                          NOTES TO FINANCIAL STATEMENTS


8.  Related Party Transactions (Continued)
    --------------------------------------
     On November 1, 1994, all of the Company's shareholders agreed in writing with each other and with the Company to contribute pro rata from their shareholdings up to a total of 200,000 shares of common stock to be used by the Company (at any time until December 31, 1999) for acquisitions of other companies or lines of business. The Company in its sole discretion may call for such contributions at any time and from time to time for these purposes. The Company will not issue any additional equity securities for purposes of acquisition of other companies or product lines until all 200,000 shares have been contributed. The shareholders did not receive any compensation or other form of remuneration for their agreement to contribute the shares and will have no interest in any of the companies or product lines which may be acquired. The shareholders agreed to provide the 200,000 shares at the request of the Underwriter of the Company's IPO, in order to reduce any dilution to existing shareholders if the Company elected to use common stock for acquisition purposes. In 1995, the Company's shareholders contributed 5,000 shares in connection with the acquisition of ValleyNet Communications (Note 5).

     The Company incurred expenses in connection with desktop publishing services provided by a Corporation controlled by the wife of the Company's Chief Executive Officer of $7,800 and $7,725 for the years ended December 31, 1995 and 1994, respectively.

9.   Concentration of Credit Risk and Major Customers
     ------------------------------------------------
     The Company provides credit, in the normal course of business, to a large number of companies in the agricultural industry. The Company's accounts receivable are due from customers located primarily in central California. The Company performs periodic credit evaluations of its customers' financial condition and generally requires no collateral. The Company maintains reserves for potential credit losses, and such losses have not exceeded management's expectations.

     Sales to major customers, as a percentage of total net revenues, for the years ended December 31, 1995 and 1994 were as follows:

                                                  1995           1994
                                                  ----           ----

             Customer A                            --%            13%
             Customer B                            --             15
             Customer C                            --             11
             Customer D                            10             --
                                                   ---            --

             Total                                 10%            39%
                                                   ===            ===

                             PROTOSOURCE CORPORATION
                            (Formerly SHR Corporation
                         dba Software Solutions Company)
                          NOTES TO FINANCIAL STATEMENTS


10.  Sale of Software
---  ----------------

     In December 1995, the Company entered into an agreement to sell its "Classic" Software to a Canadian Limited Partnership (the "Partnership") for a promissory note in the amount of $8,080,000. The Partnership acquired all of the Company's interest in the Classic Software defined as follows; all existing and future updates, upgrades additions, improvements and enhancements and any new versions of the software. The Partnership is selling limited partnership units in Canada and the promissory note will be replaced by cash and promissory notes as the units are sold. If all units are sold, the Company would receive $1,333,200 cash at closing (less expenses), $1,333,200 cash on March 21, 1996 (less expenses) and notes receivable from the limited partners of $5,413,600. The notes bear interest at 8.5% per annum and are due December 27, 2005 with interest payable annually. The Partnership closed on December 28, 1995 selling units representing 18.81% of the purchase price of the software and the Company received $188,000, net of expenses, and received the second payment of $188,000 in March 1996. A second partnership was formed in 1996 in Canada to sell units to acquire the remaining 81.19% of the Software. The Company also entered into a Distribution Agreement with the Partnership, whereby the Company was appointed as the exclusive distributor of the Classic Software throughout the world for a term of twenty years. Under the terms of the Distribution Agreement the Company will purchase copies of the Classic Software for resale to third parties. Until December 31, 2000, the Company shall pay the following prices for each copy of the Software purchased from the Partnership:

     (a) until the Company has purchased $475,000 of copies in each year, 100% of the price the Company invoices to its customers for each copy of the Software; plus

                                                      Percentage of Sales
                                                      -------------------
         Until                                      Below               Over
      December 31,          Sales Benchmark        Benchmark         Benchmark
      ------------          ---------------         ---------         ---------
          1996                $ 3,670,000             2%                 .1%
          1997                  8,850,000             5                  .1
          1998                 10,275,000             4                  .1
          1999                 15,150,000             3                  .1
          2000                 34,000,000             5                  .1
       Later Years                    -0-             6                   6


     Prior to the repayment of the Promissory Notes, payments to the Partnership for Software will be applied by the Partnership as follows:

                             PROTOSOURCE CORPORATION
                            (Formerly SHR Corporation
                         dba Software Solutions Company)
                          NOTES TO FINANCIAL STATEMENTS


10. Sale of Software (Continued)
--------------------------------

          i) first, the Partnership shall pay to the Company on behalf of each Limited Partner, an amount equal to the interest then payable in respect of the Promissory Note issued by such Limited Partner;

          ii) second, the balance remaining allocable to each Limited Partner will be paid (A) 55% to the Limited Partner and (B) 45% to the Company for repayment of the principal amount then outstanding on the Limited Partner's Promissory Note.

     The Partnership has also entered into an Option Agreement with the Company whereby the Company may purchase the Software from the Partnership upon certain triggering events. Upon the occurrence of such triggering events the Company, at its sole option, may purchase the software from the Partnership for a purchase price based upon the following.

     The purchase price payable by the Company for the Software shall be equal to the fair market value of the Software on the Exercise Date as determined by a qualified arm's length appraiser agreed to by the parties, provided that, if as a result of a Triggering Event, securities are issued by the Company, or to the Company or its shareholders, the purchase price shall be satisfied by the transfer by the Company to the Partnership of that number of securities having a fair market value equal to the lesser of the purchase price and 22.0% of the securities issued or received, as the case may be, on a fully diluted basis. The Company agrees to jointly elect under applicable taxing statutes, with the Partnership to complete the transaction on a tax deferred basis, with respect to the issuance of securities to the Partnership by allowing the Partnership to transfer the Software to a Canadian subsidiary of the Company on a tax deferred basis.

     In the event that sales revenue earned by the Partnership in any year under the terms of the Distribution Agreement are less than $475,000 in any calendar year prior to the Exercise Date, the percentage of the securities to be transferred by the Company to the Partnership shall be increased by 1% for each 10% shortfall to a maximum of 5% in any calendar year, provided that the option of the Partnership to acquire such additional shares shall not be exercisable by the Partnership until the promissory notes issued by limited partners to the Company have been paid in full and until such time, such additional options may be repurchased by the Company for a price equal to 150% of the cash shortfalls for which the options were issued.

                             PROTOSOURCE CORPORATION
                            (Formerly SHR Corporation
                         dba Software Solutions Company)
                          NOTES TO FINANCIAL STATEMENTS


10.  Sale of Software (Continued)
     ---------------------------
     Since the Company is responsible for maintaining, upgrading and developing future revisions of the Software, the transaction has not been accounted for as a sale by the Company. In addition, the notes receivable have not been recorded by the Company as a result of their long-term nature and they are primarily expected to be repaid as the Company sells software to third parties and makes payments to the Partnership pursuant to terms of the Distribution Agreement. Therefore, repayment prior to 2005 will only occur out of revenue generated by the Company. This transaction has been accounted for by the Company on a cost recovery basis and the cash received from the Partnership will reduce the capitalized software costs and revenue will be recognized when the capitalized software costs have been reduced to zero since the Company has, in essence, retained substantially all rights of ownership.

11.  Subsequent Events (Unaudited)
     -----------------------------

     Corporate Restructuring and Private Placement of Common Stock
     -------------------------------------------------------------
     In 1996, the Company retained the Kriegsman Group ("Kriegsman"), a financial consulting firm, to assist it with a financial restructuring of its operations. Kriegsman was to use its best efforts to provide a minimum of $1,500,000 of financing for the Company through bridge loans or equity financing. In August 1996, a bridge loan of $200,000 was obtained by the Company for which the Company issued 400,000 shares of common stock to the bridge lenders as additional consideration for the $200,000 loan. In October and November 1996 the Company sold 6,000,000 shares of its common stock at $.25 per share through an Underwriter, which included the conversion of the $200,000 bridge loan into common stock. The Company paid the Underwriter a 10% sales commission and a 3% nonaccountable expense allowance on the bridge loan and sale of common stock. The Company also entered into a two year financial consulting agreement with the Underwriter which provides for a monthly consulting fee of $5,000 for the two year period.

     As a part of the financing transaction, the Company granted both the Underwriter and Kriegsman warrants to purchase common stock. The Company granted 2,200,000 warrants to each which are exercisable at $.25 per share for a four year period through October 31, 2001. The Company also agreed to use its best efforts to file a Registration Statement within 90 days of the closing of the Private Placement to register the shares issued in the Private Placement and the shares underlying the warrants issued to the Underwriter and Kriegsman.

     In connection with the financial restructuring the Company agreed to divest the software development, MarketStreet and the computer training center divisions. The divisions were spun-off to a new Company owned by the former management of

                             PROTOSOURCE CORPORATION
                            (Formerly SHR Corporation
                         dba Software Solutions Company)
                          NOTES TO FINANCIAL STATEMENTS


11.  Subsequent Events (Unaudited) (Continued)
     -----------------------------------------

     Corporate Restructuring and Private Placement of Common Stock (Continued)
     -------------------------------------------------------------------------
     the Company on December 31, 1996. All of the assets of the three divisions and the related liabilities and facilities leases were assumed by the former management. Also included in the assets of the divested divisions will be $500,000 in cash. The management of the divested divisions will also assume all litigation and claims related to the divisions which includes one law suit in the amount of approximately $70,000. The Kriegsman Group will also nominate new members for the Board of Directors upon completion of the divestiture of the three divisions. The Company will receive a 25% ownership interest in the common stock of the new company formed to acquire the divested divisions and the divested divisions will lease the principal office from the Company for a period of eighteen months at the current market rate.


==================================================      =================================================

No  dealer,  salesman  or  other  person  has been
authorized to give any  information or to make any
representations   other  than  contained  in  this
Prospectus   in   connection   with  the  Offering
described  herein,  and if  given  or  made,  such
information or representations  must not be relied               6,400,000 Shares of Common Stock
upon as having  been  authorized  by the  Company.
This  Prospectus  does not  constitute an offer to                   4,400,000 Common Stock
sell, or the  solicitation of an offer to buy, the                     Purchase Warrants
securities  offered  hereby  to any  person in any
state or other jurisdiction in which such offer or
solicitation is unlawful.  Neither the delivery of               4,400,000 Shares of Common Stock
this  Prospectus  nor any  sale  hereunder  shall,                   underlying Common Stock
under any  circumstances,  create any  implication                      Purchase Warrants
that  there has been no change in the  affairs  of
the Company since the date hereof.

                    ------------

                   TABLE OF CONTENTS                                PROTOSOURCE CORPORATION

                                               Page
                                               ----
Available Information..........................  2
Prospectus Summary.............................  3
Risk Factors...................................  7
Capitalization................................. 13
Price Range of Common Stock.................... 14
Use of Proceeds................................ 14
Selected Financial Data........................ 15                 -------------------------
Management's Discussion and
  Analysis of Financial Condition                                          PROSPECTUS
  and Results of Operations.................... 16
Business....................................... 20                 -------------------------
Management..................................... 26
Principal Stockholders......................... 29
Selling Stockholders........................... 30
Certain Transactions........................... 32
Description of Securities...................... 34
Plan of Distribution........................... 37
Legal Matters.................................. 37
Experts........................................ 37
Financial Statements...........................F-1



Until __________,  1997 (25 days after the date of
this    Prospectus),    all   dealers    effecting
transactions in the registered securities, whether
or not participating in this distribution,  may be
required  to  deliver  a  Prospectus.  This  is in                  ---------------, 1997
addition to the obligation of dealers to deliver a
Prospectus  when acting as  underwriters  and with
respect   to   their    unsold    allotments    or
subscriptions.


==================================================     ======================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification of Directors and Officers.

     Section 5 of the Registrant's Restated Articles of Incorporation provide that liability of directors for monetary damage is eliminated to the fullest extent possible with California law. Section 6 provides for indemnification of all of the Registrant's agents (including officers and directors) subject only to limits imposed by California law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to officers, directors or persons controlling the Company, the Company has been advised that, in the opinion of the Securities and Exchange Commission, Washington, D.C. 20549, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by an officer, director or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

ITEM 25.  Other Expenses of Issuance and Distribution.(1)

         SEC Registration Fee........................          $  1,016
         NASD Filing Fee.............................                 0
         Blue Sky Legal and Filing Fees..............            10,000
         Printing Expenses...........................             5,000
         Legal Fees and Expenses.....................            60,000
         Accounting Fees.............................            40,000
         Miscellaneous Expenses......................             8,984
                                                               --------

         TOTAL.......................................          $125,000 (1)

(1)      All expenses, except the SEC registration fee, are estimated.

ITEM 26.  Recent Sales of Unregistered Securities
          ---------------------------------------

     During the last three years, the Registrant sold the following shares of its Common Stock which were not registered under the Securities Act of 1933, as amended.

     (i) In June 1994, the Registrant sold to Christopher Howard, 28,571 shares of Common Stock for $7,050 in cash and services rendered valued at $24,350. Such services consisted of assisting the Registrant in designing and developing two of its proprietary products.

     (ii) Between July and November 1994, the Registrant issued an aggregate of 40,000 shares of its Common Stock to Alan T. Bates, Kwok Fu Chu, Liwen Tsai, Alan Tsang, Capital Planning Specialists, Mitchell Levitts and Margaret Stevens, who had loaned the Company a total of $400,000, as additional compensation for the loans.

     (iii) In September 1996, the Company issued 400,000 shares of its Common Stock to the following individuals as additional consideration for a loan to the Company in the amount of $200,000.

    Name                                           Number of Shares
    ----                                           ----------------

John Benedetto                                        100,000
James Ippolito                                         50,000
Anaka Parkash                                         100,000
Larry Pensa                                            50,000
Isaac Paschaldis                                      100,000

     (iv) In October 1996, the Company sold an aggregate of 6,000,000 shares of its Common Stock to the following individuals for $.25 per share.

     Name                                           Number of Share
     ----                                           ---------------

John Benedetto                                          600,000
Brian A. Brewer                                         100,000
James Ippolito                                          300,000
Raymond King                                            100,000
Jack Ko                                                 200,000
Anaka Parkash                                           600,000
Isaac Paschaldis                                        800,000
Larry Pensa                                             300,000
Francis Sajeski                                         100,000
Jerry Silberman                                         100,000
Rao-Qi Zhang                                            100,000
George P. Argerakis                                     200,000
Robert Cavallaro                                        100,000
Ding Chu Fuh Chen                                       100,000
Murray Frank                                            100,000
Donald Gross                                            200,000
Gloria Ippolito                                         600,000
Chris Meshouris                                         100,000
James Meshouris                                         100,000
Matthew Mulhern                                         400,000
Michael Pizite                                          300,000
Bernard Schwartz                                        100,000

George Stripas                                          100,000
Kuei-Chi Tsai                                           100,000
Saul Unter                                              100,000
Osweld Valenti                                          100,000

     With respect to the sales made, the Registrant relied on Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and/or Regulation D, Rule 506. No advertising or general solicitation was employed in offering the securities. The securities were offered to a limited number of individuals and the transfer thereof was appropriately restricted by the Registrant. All shareholders were accredited investors as that term is defined under Regulation D under the 1933 Act who were capable of analyzing the merits and risks of their investment and who acknowledged in writing that they were acquiring the securities for investment and not with a view toward distribution or resale and that they understood the speculative nature of their investment.

ITEM 27.  Exhibits.
          ---------

     Exhibit No.                                     Title
     -----------                                     -----

        2.01               Restated Articles of Incorporation of the Registrant(1)

        2.02               Bylaws of the Registrant(1)

        5.04               Opinion of Gary A. Agron, regarding legality of the Common Stock and
                           Warrants (includes Consent)

       10.01               1995 Incentive Stock Option Plan(1)

       10.02               Capitalized Lease Agreement(1)

       10.12               Divestiture Agreement

       10.13               Selling Agreement with AAWC

       10.14               Warrant Agreement with AAWC

       10.15               Lock-up Agreement

       10.16               Registration Rights Agreement

       23.06               Consent of Angell & Deering



Exhibit No.                    Title
-----------                    -----

   23.07               Consent of Gary A. Agron (See 5.04, above)

----------

(1) Incorporated by reference to the Registrant's Registration Statement on Form SB-2 declared effective by the Commission on February 9, 1995, file number 33-86242.

ITEM 28.  Undertakings.
          ------------

     The Registrant hereby undertakes:

     (a) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) That subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

     (c) That any post-effective amendment filed will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

     (d) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (e) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     (g) To provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fremont, California, on January 24, 1997.

                                            PROTOSOURCE CORPORATION



                                           By: /s/ Raymond J. Meyers
                                               --------------------------------
                                                       Raymond J. Meyers
                                                    Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on the dates indicated.

          Signature                     Title                       Date
          ---------                     -----                       ----



/s/ Raymond J. Meyers            Chief Executive Officer       January 24, 1997
-----------------------------    and Director
Raymond J. Meyers


/s/ Andrew Chu                   President, Chief Financial    January 24, 1997
-----------------------------    Officer, (Principal
Andrew Chu                       Accounting Officer)
                                 and Director


/s/ Steven A. Kriegsman          Director                      January 24, 1997
-----------------------------
Steven A. Kriegsman


                                 Director                              , 1997
-----------------------------
Howard P. Silverman

                                  EXHIBIT INDEX


     Exhibit No.                         Title
     -----------                         -----

        5.04 Opinion of Gary A. Agron, regarding legality of the Common Stock and Warrants (includes Consent)

       10.12              Divestiture Agreement

       10.13              Selling Agreement with AAWC

       10.14              Warrant Agreement with AAWC

       10.15              Lock-up Agreement

       10.16              Registration Rights Agreement

       23.06              Consent of Angell & Deering

       23.07              Consent of Gary A. Agron (See 5.04, above)